Exhibit 10.30

AMENDMENT NO. 2 TO AMENDED AND

RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT

This AMENDMENT NO. 2 TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of November 22, 2021 (this “Amendment No. 2”), is by and among MEDICAL PROPERTIES TRUST, INC., a Maryland corporation (“Holdings”), MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), the Additional Guarantors party hereto, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”).  Reference is made to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of January 15, 2021, as amended by Amendment No. 1 dated as of September 29, 2021 (as amended, restated, replaced, supplemented or modified from time to time, the “Credit Agreement”), by and among Holdings, the Borrower, the Lenders referenced therein and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings as set forth in the Credit Agreement, as amended hereby.

RECITALS

WHEREAS, certain loans, commitments and/or other extensions of credit (the “Loans”) under the Credit Agreement denominated in Sterling, CHF and Yen (the “Affected Currencies”) incur or are permitted to incur interest, fees or other amounts based on the London Interbank Offered Rate as administered by the ICE Benchmark Administration (“LIBOR”) in accordance with the terms of the Credit Agreement;

WHEREAS, the Administrative Agent and the Borrower have elected to trigger an Early Opt-In Election with respect to the Affected Currencies and pursuant to Section 2.16(b) of the Credit Agreement, the Administrative Agent and the Borrower have determined in accordance with the Credit Agreement that LIBOR for the Affected Currencies should be replaced with the applicable Benchmark Replacement for all purposes under the Credit Agreement and any Loan Document and such changes shall become effective at and after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders (such time, the “Objection Deadline”), so long as the Administrative Agent has not received, by such time, written notice of objection to such applicable Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

WHEREAS, pursuant to Section 2.16(d) of the Credit Agreement, the Administrative Agent has determined in accordance with the Credit Agreement that LIBOR for the Affected Currencies should be replaced with an alternate rate of interest in accordance with the Credit Agreement and, in connection therewith, the Administrative Agent has determined that certain Benchmark Replacement Conforming Changes are necessary or advisable and such changes shall become effective without any further consent of any other party to the Credit Agreement or any other Loan Document.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  AMENDMENTS TO CREDIT Agreement.  Subject to the occurrence of the Amendment Effective Date (as defined in Section 4 hereof), commencing December 6, 2021, the Credit Agreement (excluding the Exhibits and Schedules) is hereby amended in accordance with Sections 2.16(b) and 2.16(d) of the Credit Agreement as set forth on Exhibit A attached hereto such that all of the newly inserted bold, double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text) and any formatting changes reflected therein shall be deemed to be inserted and reflected in the text of the Credit Agreement and all of the deleted stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) shall be deemed to be deleted from the text of the Credit Agreement.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF BORROWER AND HOLDINGS

In connection with this Amendment No. 2, Borrower and Holdings each represents and warrants to each Lender and Administrative Agent that the following statements are true, correct and complete:

(i)each of Borrower and Holdings has the power and authority, and the legal right, to make, deliver and perform its obligations under this Amendment No. 2 and the Credit Agreement as amended by this Amendment No. 2 (the “Amended Agreement”);

(ii)each of Borrower and Holdings has taken all necessary organizational action to authorize the execution, delivery and performance of this Amendment No. 2;

(iii)no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment No. 2, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect;

(iv)the execution, delivery and performance of this Amendment No. 2 will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for any such violation which could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation;

(v)this Amendment No. 2 and the Amended Agreement have been duly executed and delivered by Borrower and Holdings and are the legal, valid and binding obligations of Borrower and Holdings, enforceable against Borrower and Holdings in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(vi)the representations and warranties contained in Section 4 of the Credit Agreement are and will be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of the date hereof and the Amendment Effective Date to the same extent as though made on and as of such dates, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date; and

(vii)no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment No. 2 that would constitute a Default or Event of Default.

SECTION 3.  ACKNOWLEDGEMENT AND CONSENT

Each of Holdings and the undersigned Additional Guarantors (as defined in the Guarantee Agreement described below) has read this Amendment No. 2 and consents to the terms hereof and further hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment No. 2, the obligations of Holdings and such Additional Guarantor under each of the Loan Documents to which Holdings and such Additional Guarantor is a party shall not be impaired and each of the Loan Documents to which Holdings and such Additional Guarantor is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

Each of Holdings, the Additional Guarantors and the Borrower hereby acknowledges and agrees that each reference to the “Credit Agreement” in the defined term “Guarantor Obligations” under, and as defined in, the Amended and Restated Guarantee Agreement, dated as of January 15, 2021, by and among Holdings, the Additional Guarantors, and the Administrative Agent (the “Guarantee Agreement”) will be understood to refer to the Credit Agreement (as amended hereby).

SECTION 4.CONDITIONS TO EFFECTIVENESS

Except as set forth below, Section 1 of this Amendment No. 2 shall become effective only upon the satisfaction of the following conditions precedent (the date of satisfaction of such conditions being referred to as the “Amendment Effective Date”):

A.The Borrower, Holdings, the Additional Guarantors and the Administrative Agent shall have indicated their consent hereto by the execution and delivery of the signature pages hereof to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)).

B.The Administrative Agent has not received, by the Objection Deadline, written notice of objection to such applicable Benchmark Replacement or the amendments to the Credit Agreement as provided herein from Lenders comprising the Required Lenders of each affected class.

C.The Lenders and the Administrative Agent shall have received all reasonable out-of-pocket costs and expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel for which the Borrower agrees it is responsible pursuant to Section 10.5 of the Credit Agreement), incurred in connection with this Amendment No. 2.

SECTION 5.MISCELLANEOUS

A.Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i)On and after the effective date of this Amendment No. 2, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

(ii)Except as specifically amended by this Amendment No. 2, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii)The execution, delivery and performance of this Amendment No. 2 shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any of the other Loan Documents.

(iv)This Amendment No. 2 shall be deemed to be a “Loan Document”.

B.Headings.  Section and subsection headings in this Amendment No. 2 are included herein for convenience of reference only and shall not constitute a part of this Amendment No. 2 for any other purpose or be given any substantive effect.

C.Applicable Law.  THIS AMENDMENT NO. 2 AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

D.Waiver of Jury Trial, etc.  EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTIONS 10.12 AND 10.16 OF THE CREDIT AGREEMENT AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN.

E.Counterparts; Effectiveness.  This Amendment No. 2 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  Delivery of an executed counterpart of a signature page of this Amendment No. 2 by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment No. 2.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment No. 2 and/or any document to be signed in connection with this Amendment No. 2 and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.  As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ R. Steven Hamner
	Name:	R. Steven Hamner
	Title:	Executive Vice President and Chief Financial Officer

MPT OPERATING PARTNERSHIP, L.P.

By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

	By:	MEDICAL PROPERTIES TRUST, INC., its sole member

		By:	/s/ R. Steven Hamner
			Name:	R. Steven Hamner
			Title:	Executive Vice President and Chief Financial Officer

[Signature Page – Amendment No. 2]

ADDITIONAL GUARANTORS:

MPT HARROW LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT GLASGOW LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT OSBORNE LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT STEPNEY GREEN LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT FULWOOD LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT GREAT MISSENDEN LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

[Signature Page – Amendment No. 2]

MPT ARNOLD LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT COMBE DOWN LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT GUILDFORD LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT BASINGSTOKE LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT CANTERBURY LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT CROYDON LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

[Signature Page – Amendment No. 2]

MPT ROCHDALE LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT ORPINGTON LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT SWINDON LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT MILTON KEYNES LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT ABERDEEN LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT WINCHESTER LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

[Signature Page – Amendment No. 2]

MPT HENDON LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT BECKENHAM LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT CARMARTHEN LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT BLACKBURN LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT BIDDENHAM LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT BLACKHEATH LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

[Signature Page – Amendment No. 2]

MPT WORTHING LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT BOLTON LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT EDGBASTON LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT DROITWICH SPA LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT DORCHESTER LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

MPT CHEADLE LTD

By:	/s/ James Barber-Lomax
	Name:	James Barber-Lomax
	Title:	Director

[Signature Page – Amendment No. 2]

EXECUTED by Evolution Trustees Limited	)
(ABN 29 611 839 519) as trustee of the MPT	)
Australia Realty Trust

/s/ Rupert Smoker	/s/ Ben Norman
Signature of director	Signature of ~~director~~ / company secretary
(delete as applicable)

Rupert Smoker	Ben Norman
Name of director (print)	Name of ~~director~~ / company secretary (print)

[Signature Page – Amendment No. 2]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Lance Buxkemper
	Name:	Lance Buxkemper
	Title:	Executive Director

[Signature Page – Amendment No. 2]

Exhibit A – Amended Credit Agreement

Exhibit A

Amended Credit Agreement

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

among

MEDICAL PROPERTIES TRUST, INC.

MPT OPERATING PARTNERSHIP, L.P.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.,

as Syndication Agent

BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA,

KEYBANK NATIONAL ASSOCIATION, CITIZENS BANK, N.A.,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, CREDIT SUISSE AG,

NEW YORK BRANCH, ROYAL BANK OF CANADA, TRUIST BANK,

MUFG BANK, LTD., and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

Dated as of January 15, 2021

JPMORGAN CHASE BANK, N.A., and

BOFA SECURITIES, INC.,

as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA, and

KEYBANC CAPITAL MARKETS, INC.,

as Joint Lead Arrangers

Section 6. DEFINITIONS		1
6.1	Defined Terms	1
6.2	Other Definitional Provisions	51
6.3	Exchange Rates; Currency Equivalents	52
6.4	Additional Alternative Currencies	52
6.5	Change of Currency	53
6.6	Times of Day	54
6.7	Letter of Credit Amounts	54
6.8	Interest Rates; LIBOR Notification	54
6.9	Divisions	55
Section 7. AMOUNT AND TERMS OF COMMITMENTS		55
7.1	Term Commitments	55
7.2	Procedure for Dollar Term Loan Borrowing	56
7.3	[Reserved]	57
7.4	Revolving Commitments	57
7.5	Procedure for Revolving Loan Borrowing	57
7.6	Swingline Commitment	58
7.7	Procedure for Swingline Borrowing; Refunding of Swingline Loans	59
7.8	Facility Fees, etc	61
7.9	Termination or Reduction of Revolving Commitments	61
7.10	Prepayments	62
7.11	Repayment of Loans	63
7.12	Conversion and Continuation Options	63
7.13	Limitations on Eurocurrency Tranches	64
7.14	Interest Rates and Payment Dates	64
7.15	Computation of Interest and Fees	65
7.16	Alternate Rate of Interest; Illegality	66
7.17	Pro Rata Treatment and Payments	71
7.18	Requirements of Law	72
7.19	Taxes	73
7.20	Indemnity	77
7.21	Change of Lending Office	78
7.22	Replacement of Lenders	78
7.23	Incremental Commitments	78
7.24	Defaulting Lenders	81
7.25	Extension of Revolving Termination Date	83
Section 8. LETTERS OF CREDIT		84

-i-

8.1	L/C Commitment	84
8.2	Procedure for Issuance of Letter of Credit	85
8.3	Fees and Other Charges	85
8.4	L/C Participations	85
8.5	Reimbursement Obligation of the Borrower	87
8.6	Obligations Absolute	87
8.7	Letter of Credit Payments	88
8.8	Applications	88
8.9	Replacement of the Issuing Lender	89
Section 9. REPRESENTATIONS AND WARRANTIES		89
9.1	Financial Condition	89
9.2	No Change	90
9.3	Existence; Compliance with Law	90
9.4	Power; Authorization; Enforceable Obligations	90
9.5	No Legal Bar	91
9.6	Litigation	91
9.7	No Default	91
9.8	Ownership of Property; Liens	91
9.9	Intellectual Property	92
9.10	Taxes	92
9.11	Federal Regulations	92
9.12	Labor Matters	92
9.13	ERISA	93
9.14	Investment Company Act; Other Regulations	93
9.15	Subsidiaries	93
9.16	Use of Proceeds	94
9.17	Environmental Matters	94
9.18	Accuracy of Information, etc	95
9.19	Anti-Corruption Laws and Sanctions	95
9.20	Solvency	95
9.21	Plan Assets; Prohibited Transactions`	96
9.22	Status of Holdings	96
9.23	Properties	96
9.24	Affected Financial Institutions	96
Section 10. CONDITIONS PRECEDENT		96
10.1	Conditions to Initial Extension of Credit	96
10.2	Conditions to Each Extension of Credit	98
Section 11. AFFIRMATIVE COVENANTS		99

-ii-

11.1	Financial Statements	99
11.2	Certificates; Other Information	100
11.3	Payment of Obligations	101
11.4	Maintenance of Existence; Compliance	101
11.5	Maintenance of Property; Insurance	102
11.6	Inspection of Property; Books and Records; Discussions	102
11.7	Notices	103
11.8	Environmental Laws	103
11.9	Distributions in the Ordinary Course	104
11.10	Additional Guarantors; Additional Unencumbered Properties	104
11.11	Notices of Asset Sales, Encumbrances or Dispositions	105
11.12	Maintenance of Ratings	105
11.13	Use of Proceeds	105
Section 12. NEGATIVE COVENANTS		106
12.1	Financial Condition Covenants	106
12.2	Indebtedness	108
12.3	Liens	108
12.4	Fundamental Changes	110
12.5	Disposition of Property	111
12.6	Restricted Payments	112
12.7	[Reserved]	113
12.8	Investments	113
12.9	[Reserved].	113
12.10	Transactions with Affiliates	113
12.11	Sales and Leasebacks	114
12.12	Swap Agreements	114
12.13	Changes in Fiscal Periods	114
12.14	Negative Pledge Clauses	114
12.15	Clauses Restricting Subsidiary Distributions	115
12.16	Lines of Business	115
Section 13. EVENTS OF DEFAULT		115
Section 14. THE AGENTS		120
14.1	Appointment	120
14.2	Delegation of Duties	122
14.3	Exculpatory Provisions	122
14.4	Reliance by Administrative Agent	123
14.5	Notice of Default	123
14.6	Non-Reliance on Agents and Other Lenders	124

-iii-

14.7	Indemnification	125
14.8	Agent in Its Individual Capacity	125
14.9	Successor Administrative Agent	125
14.10	Other Agents	126
14.11	Certain ERISA Matters	126
Section 15. MISCELLANEOUS		127
15.1	Amendments and Waivers	127
15.2	Notices	129
15.3	No Waiver; Cumulative Remedies	132
15.4	Survival	132
15.5	Payment of Expenses and Taxes	132
15.6	Successors and Assigns; Participations and Assignments	134
15.7	Adjustments; Set‑off	139
15.8	Counterparts; Integration; Effectiveness; Electronic Execution	139
15.9	Severability	141
15.10	Integration	141
15.11	Governing Law	141
15.12	Submission To Jurisdiction; Waivers	141
15.13	Acknowledgements	142
15.14	Releases of Guarantees	143
15.15	Confidentiality	143
15.16	WAIVERS OF JURY TRIAL	144
15.17	USA PATRIOT Act.	144
15.18	Transitional Arrangements.	144
15.19	Headings	145
15.20	Interest Rate Limitation	145
15.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	146
15.22	Subsidiary Borrowers.	146
15.23	Acknowledgement Regarding Any Supported QFCs.	148

-iv-

SCHEDULES:

EGL	Eligible Ground Leased Property
ES	Subsidiaries of Borrower
SG	Subsidiary Guarantors
1.1A	Loan Commitments
1.1C	Issuing Lender Commitments
3.1(a)	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.23(a)	Properties
4.23(b)	Unencumbered Properties
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Guarantee Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Borrowing Request
F	Form of U.S. Tax Compliance Certificates
G	Form of Adherence Agreement
H	Form of Qualified Borrower Guarantee

-v-

AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”), dated as of January 15, 2021, among MEDICAL PROPERTIES TRUST, INC., a Maryland corporation (“Holdings”), MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), any Subsidiary Borrower that becomes a party hereto pursuant to Section 10.22, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”), the Documentation Agents listed on the cover to this Agreement, and JPMORGAN CHASE BANK, N.A., as administrative agent.

WHEREAS, Holdings, the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto are parties to an Amended and Restated Revolving Credit Agreement dated as of February 1, 2017, as amended to date (the “Existing Credit Agreement”); and

WHEREAS, the parties wish to amend and restate the Existing Credit Agreement in their entirety.

The parties hereto hereby agree to amend and restate the Existing Credit Agreement in their entirety as follows:

SECTION 6.  DEFINITIONS

6.1  Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2013 Senior Unsecured Note Indenture”:  the Indenture dated as of October 10, 2013, as supplemented through the date hereof, entered into by the Borrower and MPT Finance Corp. in connection with the issuance of the 2014 Senior Unsecured Notes in the principal amount of $300,000,000, together with all instruments, supplements and other agreements entered into by the Borrower and MPT Finance Corp. in connection therewith.

“2014 Senior Unsecured Notes”: the 5.50% Senior Notes due 2024 issued by the Borrower pursuant to the 2013 Senior Unsecured Note Indenture.

“ABR”:  for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 A.M. London time on such day (or, if the LIBO Screen Rate is not available for such one month Interest Period, the LIBO Interpolated Rate).  Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  If the ABR is being used as an alternate rate of interest pursuant to Section 2.16 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.16(b)), then the ABR shall be the greater of clauses (a) and (b)

above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.

“ABR Loans”:  Loans denominated in Dollars the rate of interest applicable to which is based upon the ABR.

“Acceptable Jurisdiction”:  Luxembourg and any other jurisdiction (other than the United States) acceptable to the Administrative Agent in its sole discretion, including, if requested by the Administrative Agent in its sole discretion, based on satisfactory advice received by it from local counsel in such jurisdiction with respect to the procedure for enforcement of a U.S. judgment in such jurisdiction, and the collection of such judgment from assets located there.

“Additional Credit Extension Amendment”:  an amendment to this Agreement providing for any Incremental Commitments which shall be consistent with the applicable provisions of this Agreement relating to such Incremental Commitments and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Additional Senior Unsecured Indentures”:  the 2013 Senior Unsecured Note Indenture and any other indenture entered into by the Borrower and its Subsidiaries in connection with the issuance of the Additional Senior Unsecured Notes, together with all instruments and other agreements entered into by the Borrower and its Subsidiaries in connection therewith.

“Additional Senior Unsecured Notes”:  any senior unsecured notes issued by the Borrower that are pari passu with the Obligations and that are in an amount that would not cause a violation of any covenant set forth in Section 7.1 or any other provision of this Agreement after giving pro forma effect to the incurrence of the Indebtedness under such notes.

“Adherence Agreement”:  an agreement substantially in the form of Exhibit G executed and delivered by the Borrower and a Subsidiary Borrower to the Administrative Agent in connection with the admission of such Subsidiary Borrower as a Borrower hereunder.

“Adjusted Daily Simple RFR”:  (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to the Daily Simple RFR for Sterling, plus (b) 0.03260% and (ii) with respect to any RFR Borrowing denominated in CHF, an interest rate per annum equal to (a) the Daily Simple RFR for CHF, minus (b) 0.05710%; provided that if the Adjusted Daily Simple RFR as so determined would be less than 0%, such rate shall be deemed to be equal to 0% for purposes of this Agreement.

“Adjusted EURIBOR Rate”: with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than 0%, such rate shall be deemed to be equal to 0% for purposes of this Agreement.

“Adjusted LIBO Rate”: with respect to any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted NOI”:  for any fiscal period, the NOI (or pro rata share of NOI from any Real Property owned by an unconsolidated Subsidiary or joint venture of the Borrower) from any Real Property and adjusted to remove the effect of recognizing rental income on a straight-line basis over the applicable lease term.

“Adjusted TIBOR Rate”: with respect to any Eurocurrency Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBOR Rate as so determined would be less than 0%, such rate shall be deemed to be equal to 0% for purposes of this Agreement.

“Administrative Agent”:  JPMorgan Chase Bank, N.A., together with its affiliates (including J.P. Morgan Europe Limited with respect to Loans and Letters of Credit denominated in an Alternative Currency), as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire”:  an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Parties”:  as defined in Section 10.2(d)(ii).

“Agents”:  the collective reference to the Syndication Agent, the Documentation Agents, and the Administrative Agent.

“Agreed Currencies”: Dollars and each Alternative Currency.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Funding Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposures of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Alternative Currency”: each of the following currencies: AUD, CAD, CHF, Euro, Sterling and Yen, together with each other currency (other than Dollars) that is approved in accordance with Section 1.4.

“Alternative Currency Equivalent”: for any amount of any Alternative Currency, at the time of determination thereof, (a) if such amount is expressed in such Alternative Currency, such amount and (b) if such amount is expressed in Dollars, the equivalent of such amount in such Alternative Currency determined by using the rate of exchange for the purchase of such Alternative Currency with Dollars last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of such Alternative Currency with Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“Alternative Currency Sublimit”:  an amount equal to the lesser of the Total Revolving Commitments and the Dollar Equivalent of $1,000,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Commitments.

“Alternative Eligible Loans”:  any one or more loans or other extensions of credit made by Holdings or its Subsidiaries to any Person or purchasers of notes, debentures or other debt securities of any Person or other investments in any Person that is not secured by Liens on the real estate assets of such Person, but for which Holdings reasonably expects within three (3) years, whether pursuant to a written agreement, a change in laws, the receipt of necessary approvals or otherwise, that such loan, extension of credit, note, debenture, debt security or other investment will become an Unencumbered Property upon the consummation of one or more subsequent transactions by Holdings or its Subsidiaries, including, without limitation, (i) the acquisition of the real estate assets of such Person or its Affiliates (including the cancellation of such loan as consideration for the acquisition of real estate assets), (ii) the acquisition of the Capital Stock of such Person or its Affiliates (in lieu of acquiring such real estate assets), or (iii) the conversion of such loan to a loan secured by a first-priority Lien on the real estate assets of such Person or its Affiliates.

“Ancillary Document”: has the meaning assigned to it in Section 10.8(b).

“Anti-Corruption Laws”:  all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption.

“Applicable Margin”:  for each Type of Loan, the rate per annum set forth in the Pricing Grids.

“Applicable Time”:  with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 3.1 of this Agreement), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.

“Approved Fund”:  as defined in Section 10.6(b)(ii).

“Arrangers”:  the financial institutions listed as “Joint Lead Arrangers and Joint Bookrunners” on the cover page to this Agreement.

“Assignee”:  as defined in Section 10.6(b)(i).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D.

“AUD”:  the lawful currency of the Commonwealth of Australia.

“AUD Screen Rate”:  with respect to any Interest Period, the average bid reference rate as administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about the Specified Time on the Quotation Day for such Interest Period.  If the AUD Screen Rate shall be less than zero, the AUD Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.16.

“Bail-In Action”:  means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”:  means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”:  with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Baseline Conditions”:  as to any Wholly Owned Subsidiary of the Borrower, in connection with the admission of such Subsidiary as a Subsidiary Borrower hereunder, that such Subsidiary (a) at the time of the delivery by such Wholly Owned Subsidiary of its Adherence Agreement pursuant to Section 10.22, can truthfully and correctly make each of its representations and warranties in Section 4 in all material respects and (b) if such Subsidiary is not organized under the laws of any state of the United States, (i) shall be organized under the laws of an Acceptable Jurisdiction and (ii) shall have submitted for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, including for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.

“Benchmark”: initially, the Relevant Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.16.

“Benchmark Replacement”: for any Available Tenor, one of the alternatives listed in clauses (1) through (3) below that has been mutually selected by the Administrative Agent and the Borrower, provided that in the case of clauses (1) and (2), it can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, solely with respect to a Loan denominated in Dollars, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion is necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.16(c); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: means 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto, and shall collectively include any Subsidiary Borrower that becomes a party hereto pursuant to Section 10.22.

“Borrowing”:  Loans of the same Type made, converted or continued on the same date, and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; and when used in connection with a Eurocurrency Loan for a LIBOR Quoted Currency, a LIBOR Daily Loan or a Loan denominated in Sterling, the term “Business Day” shall also exclude any day on which banks are not open for general business in London; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, (x) any Non-Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the country of that currency, (y) Yen, the term “Business Day” shall also exclude any day on which banks are not open for business in Japan, and (z) RFR Loans or dealings in the Alternative Currency of such RFR Loan, the term “Business Day” shall also exclude any day that is not an RFR Business Day; and, if the Loan or Letter of Credit which is the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro.

“CAD”:  the lawful currency of Canada.

“Canadian Prime Rate”:  on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR, respectively.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests, membership interests in a limited liability company, and beneficial interests in a trust, and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P Global Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000, or (i) in the case of any Foreign Subsidiary, Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (h) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes; provided that such Investments shall only be included in Total Asset Value if they are freely available to be repatriated to the Borrower without adverse tax or accounting consequences.

“Cash Management Services”:  any cash management services that are (i) in effect on the Closing Date between a Loan Party and a counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent as of the Closing Date or (ii) entered into after the Closing Date between a Loan Party and any counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such services are entered into.

“CDOR Screen Rate”:  with respect to any Interest Period, the annual rate of interest equal to the average rate applicable to Canadian dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of the Specified Time on the Quotation Day for such Interest Period (as adjusted by the Administrative Agent after the Specified Time to reflect any error in the posted rate of interest or in the posted average annual rate of interest).  If the CDOR Screen Rate shall be less than zero, the CDOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Central Bank Rate”: (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Yen, the “short-term prime rate” as publicly announced by the Bank of Japan (or any successor thereto) from time to time, (d) CHF, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time and (e) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0.0%; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment”: for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted TIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Yen in effect on the last Business Day in such period, (d) CHF, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for CHF Borrowings for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of CHF in effect on the last RFR Business Day in such period, and (e) any other Alternative Currency determined after the Effective Date, a Central Bank Rate

Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) each of the EURIBOR Rate and the TIBOR Rate on any day shall be based on the EURIBOR Screen Rate or the TIBOR Screen Rate, as applicable, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“CFC”:  a controlled foreign corporation under Section 957 of the Code.

“Change in Law”:  the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Charges”:  as defined in Section 10.20.

“CHF”:  the lawful currency of Switzerland.

“Closing Date”:  the date hereof.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitments”:  as to any Lender, the Revolving Commitment and Term Commitments of such Lender.

“Commodity Exchange Act”:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Communications”:  as defined in Section 10.2(d)(iii).

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Tangible Net Worth”:  as of any date of determination for Holdings and its Subsidiaries on a consolidated basis, consolidated shareholder’s equity (as reported on the consolidated balance sheet of Holdings in accordance with GAAP) minus assets of Holdings and its Subsidiaries that are considered to be intangible assets under GAAP (other than SFAS 141 Intangibles).

“Construction-in-Process”:  cash expenditures for land and improvements with respect to Development Properties determined in accordance with GAAP.

“Continuing Directors”:  the directors of Holdings on the Closing Date, and each other director, if, in each case, such other director’s nomination for election or appointment to the board of directors of Holdings is made by, or at the direction of, at least a majority of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Party”:  as defined in Section 10.23.

“Credit Party”:  the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Credit Rating”:  the publicly announced senior unsecured credit rating of the Borrower given by Moody’s, S&P or Fitch.

“Daily Simple RFR”: for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) CHF, SARON for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the Business Day immediately preceding such RFR Interest Day.

“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of such certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or a Bail-In Action or (e) is the Subsidiary of a Parent that has become the subject of a Bankruptcy Event or a Bail-In Action.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(e)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Development Property”:  a Real Property owned by the Borrower or one of its Subsidiaries on which the construction of a medical building of a type consistent with the

Borrower’s business strategy has commenced.  Such Real Property shall be treated as a Development Property until construction is completed and a certificate of occupancy (or its equivalent in the applicable jurisdiction) has been issued.

“Discharged”: means Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption in accordance with the terms of the instrument governing such Indebtedness (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain customary conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within ninety five (95) days after such prepayment or deposit.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise).  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution”: means (a) (i) a prospective assignee or successor administrative agent (other than a Lender or an Affiliate of a Lender) which is a REIT investing primarily in healthcare properties (including, without limitation, hospitals) and (ii) which as of any date of determination has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Electronic System) not less than ten (10) Business Days prior to such date (provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time), or (b) an Affiliate of such REIT that is clearly identifiable as such based solely on the similarity of its name.

“Disqualified Institution List”: has the meaning assigned to such term in Section 10.6(g).

“Documentation Agents”:  the financial institutions listed as “Documentation Agents” on the cover page of this Agreement.

“Dollar Equivalent”: for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time)  immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollar Term Commitment”:  as to any Lender, (a) the obligation of such Lender, if any, to make a Dollar Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Dollar Term Commitment” opposite such Lender’s name on Schedule 1.1A or (b) any Incremental Commitments of such Lender to make New Term Loans pursuant to Section 2.23.  The initial aggregate amount of the Dollar Term Commitments is $200,000,000.

“Dollar Term Facility”:  the Dollar Term Commitments and the Dollar Term Loans made thereunder.

“Dollar Term Lender”:  each Lender that has a Dollar Term Commitment or that holds a Dollar Term Loan.

“Dollar Term Loan”:  as defined in Section 2.1 and including any incremental Dollar Term Loans made pursuant to Section 2.23.

“Dollar Term Loan Maturity Date”:  February 1, 2026.

“Dollar Term Percentage”:  as to any Dollar Term Lender at any time, the percentage which such Lender’s Dollar Term Commitment then constitutes of the aggregate Dollar Term Commitments (or, at any time after the Funding Date, the percentage which the aggregate principal amount of such Lender’s Dollar Term Loans then outstanding constitutes of the aggregate principal amount of all of the Dollar Term Loans then outstanding).

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Early Opt-in Election”: (a) in the case of Loans denominated in Dollars, the occurrence of:

(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto, as consented to by the Borrower, or (to the extent that switching to a Benchmark Replacement is feasible for the Administrative Agent at such time) a notification by the Borrower to the Administrative Agent that the Borrower has determined, that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders or (to the extent that switching to a Benchmark Replacement is feasible for the Administrative Agent at such time) by the Borrower of written notice of such election to the Administrative Agent; and

(b) in the case of Loans denominated in any Alternative Currency, the occurrence of:

(1) (i) a determination by the Administrative Agent and the Borrower or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that syndicated credit facilities denominated in the applicable Alternative Currency being executed at such time, or that include language similar to that contained in Section 2.16 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate, and

(2) (i) the election by the Administrative Agent and the Borrower or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EBITDA”:  for any fiscal period for any Person, consolidated net income (or loss) before interest, taxes, depreciation and amortization, calculated for such period on a consolidated basis in conformity with GAAP, excluding gains and losses from extraordinary, unusual or non-recurring items, acquisition costs for completed acquisitions, write-offs of straight-line rent related to sold assets, asset sales or write-ups/write-downs and forgiveness of indebtedness.

“EEA Financial Institution”:  means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country”:  means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”:  means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”:  an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System”:  any electronic system, including e-mail, e-fax, Intralinks®,  ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Lender and any of its respective Lender-Related Persons or any other Person, providing for access to data protected by passcodes or other security system and chosen by the Administrative Agent to be its electronic transmission system.

“Eligible Assignee”:  (a) a Lender or any Affiliate or Approved Fund of such Lender, or (b) a bank, trust company, finance company, insurance company or any other Person that is regularly engaged in making, purchasing or investing in loans of a type similar to the Loans; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include (w) Holdings, the Borrower or any of their respective Subsidiaries or Affiliates, (x) any natural person, (y) any Defaulting Lender or (z) any Disqualified Institution.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”:  means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Interpolated Rate”: at any time, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“EURIBOR Rate”: with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate”: means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate)] or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of the Specified Time on the Quotation Day for such Interest Period.  If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” and “€”:  the single currency of the Participating Member States.

“Eurocurrency”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, or the Local Rate.  Eurocurrency Loans may be denominated in Dollars, or if a Revolving Loan, an Alternative Currency.  All Loans denominated in an Alternative Currency must be a Eurocurrency Loan or an RFR Loan.

“Eurocurrency Tranche”:  the collective reference to Eurocurrency Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  as defined in Section 8(k).

“Excluded Foreign Subsidiary”:  any (i) Foreign Subsidiary that is a CFC, (ii) Subsidiary substantially all the assets of which consist of direct or indirect equity or debt investments in one or more Foreign Subsidiaries that are CFCs, and (iii) Subsidiary of a Subsidiary described in clause (i) or (ii).

“Excluded Swap Obligation”:  with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement”:  as defined in the recitals hereto.

“Exiting Lender”:  as defined in Section 10.18(a).

“Facility”:  each of (a) the Term Facility and (b) the Revolving Facility, and collectively, the “Facilities”.

“Facility Fee”:  as defined in Section 2.8(b).

“Facility Fee Percentage”:  the rate per annum set forth in the Pricing Grids.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof (including any intergovernmental agreement implementing the foregoing) and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”:  for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Payment Date”:  the first Business Day following the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“Fitch”:  Fitch, Inc.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate, the EURIBOR Rate, the TIBOR Rate, the applicable Adjusted Daily Simple RFR, or the Local Rate, as applicable.

“Foreign Lender”:  (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower”:  as defined in Section 10.22(a).

“Funding Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied (or waived in accordance with Section 10.1).

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b).  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with Accounting Standards Codification 840 on the definitions and covenants herein, GAAP as in effect on the Closing Date shall be applied and (ii) Indebtedness of Holdings and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee Agreement”:  the Guarantee Agreement to be executed and delivered by Holdings, the Borrower and any Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to Holdings and any Subsidiary Guarantors.

“Healthscope Investment”:  the Investment made by the Borrower or its Subsidiaries with Brookfield Capital Partners Limited and VIG Bidco Pty Limited and/or their affiliates or investment vehicles in connection with the acquisition of a portfolio of healthcare facilities from Healthscope Limited ACN 144 840 639 and its affiliates substantially in accordance with the terms of the transaction documents delivered to the Administrative Agent.

“Holdings”:  as defined in the preamble hereto.

“Honor Date”:  as defined in Section 3.5.

“IBA”:  as defined in Section 1.8.

“Immaterial Subsidiary”:  any Subsidiary of the Borrower that (x) does not own or lease an Unencumbered Property and (y) on a consolidated basis with its respective Subsidiaries and treated as if all such Subsidiaries and their respective Subsidiaries were combined and consolidated as a single Subsidiary, have an aggregate net equity value of $75,000,000 or less.

“Impacted EURIBOR Rate Interest Period”: has the meaning assigned to such term in the definition of “EURIBOR Rate.”

“Impacted LIBO Rate Interest Period”: has the meaning assigned to such term in the definition of “LIBO Rate.”

“Impacted Local Rate Interest Period”:  as defined in the definition of “Local Rate”.

“Increased Amount Date”:  as defined in Section 2.23(a).

“Incremental Commitments”:  as defined in Section 2.23(a).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of “Indebtedness” of others, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all obligations under so-called forward equity purchase contracts to the extent such obligations are not payable solely in equity interests, (k) all obligations in respect of any so-called “synthetic lease” (i.e., a lease of property which is treated as an operating lease under GAAP and as a loan for U.S. income tax purposes) and (l) such obligor’s liabilities, contingent or otherwise of the type set forth in (a) through (h) above, under any joint-venture, limited liability company or partnership agreement, and (m) all obligations of such Person in respect of Swap Agreements, valued at the Swap Termination Value thereof.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (i) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (ii) amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), (iii) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing and accruals for payroll and other operating expenses accrued in the ordinary course of business), in each case incurred in the ordinary course of business, (iv) operating leases, (v) customary obligations under employment agreements and deferred compensation, (vi) prepaid or deferred revenue and deferred tax liabilities,  and (vii) contingent post-closing purchase price adjustments, non-compete or consulting obligations or earn-outs to which the seller in an acquisition or Investment may become entitled.

“Indemnified Liabilities”:  as defined in Section 10.5.

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee”:  as defined in Section 10.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Expense”:  for any fiscal period, an amount equal to the sum of the following with respect to all Total Indebtedness: (i) total interest expense, accrued in accordance with GAAP, plus (ii) all capitalized interest determined in accordance with GAAP (including the Borrower’s pro rata share thereof for unconsolidated Subsidiaries and joint ventures), excluding, to the extent included in Interest Expense above, (A) the amount of such Interest Expense of any Subsidiary if the net income of such Subsidiary is excluded in the calculation of Net Operating Income (but only in the same proportion as the net income of such Subsidiary is excluded from the calculation of Net Operating Income), as determined on a consolidated basis in conformity with GAAP and (B) (i) accretion of accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any expensing of bridge, commitment or other financing fees (but not revolving loan commitment fees, including, without limitation, any fees associated with the exercise of the option to increase the Commitments) and (v) any amount not payable in cash.

“Interest Payment Date”:  (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or if there is no such numerically corresponding day in such month, then the last day of such month), (e) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (f) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”:  as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, three or (except for Loans subject to the CDOR Screen Rate) six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, three or (except for Loans subject to the CDOR Screen Rate) six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is (x) three (3) Business Days prior to the last day of the then current Interest Period with respect to Eurocurrency Loans denominated in Dollars and (y) four (4) Business Days prior to the last day of the then current Interest Period with respect to Eurocurrency Loans denominated in Alternative Currencies; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)the Borrower may not select an Interest Period with respect to any Loan that would extend beyond the Revolving Termination Date or the Term Loan Maturity Date, as applicable, for such Loan;

(iii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurocurrency Loan during an Interest Period for such Loan.

“Investments”:  as defined in Section 7.8.

“IRS”:  the United States Internal Revenue Service.

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lender”:  JPMorgan Chase Bank, N.A., Bank of America, N.A., KeyBank National Association, Barclays Bank PLC, Goldman Sachs Bank USA and any other Lender that agrees to act as an Issuing Lender with the consent of the Borrower, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 3.9.  The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Each reference herein to the “Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender, each Issuing Lender or all Issuing Lenders, as the context may require.

“Issuing Lender Commitment”:  with respect to each Issuing Lender, the commitment of such Issuing Lender to issue Letters of Credit hereunder.  The initial amount of each Issuing Lender’s Issuing Lender Commitment is set forth on Schedule 1.1C, or if an Issuing Lender has entered into an Assignment and Assumption, the amount set forth for such Issuing Lender as its Issuing Lender Commitment in the Register maintained by the Administrative Agent.

“L/C Commitment”:  $130,000,000.

“L/C Exposure”:  at any time, the sum of the L/C Obligations at such time.  Except to the extent that the L/C Exposure of a Defaulting Lender has been reallocated in accordance with Section 2.24(c), the L/C Exposure of any Revolving Lender shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired Dollar Equivalent amount of the then outstanding Letters of Credit and (b) the aggregate Dollar Equivalent amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lender Swap Agreement”:  any Swap Agreement that (i) was in effect on the Closing Date between a Loan Party and a counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent as of the Closing Date or (ii) is or was entered into after the Closing Date between a Loan Party and any counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such Swap Agreement is entered into, regardless, in the case of clause (i) and (ii), whether any such counterparty (a “Qualified Lender Counterparty”) subsequently ceases to be a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent.

“Lender-Related Person”: as defined in Section 10.12(e).

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lenders and any Conduit Lender.

“Letters of Credit”:  as defined in Section 3.1(a).  Letters of Credit may be denominated in Dollars or an Alternative Currency.

“Liabilities”: any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBO Interpolated Rate”: at any time, with respect to any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBO Rate”: with respect to any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any Interest Period, the LIBO Screen Rate at approximately the Specified Time on the Quotation Day for such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) with respect to such Agreed Currency then the LIBO Rate shall be the LIBO Interpolated Rate.

“LIBO Screen Rate”:  for any day and time, with respect to any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBOR Daily” means, when used in reference to any Loan or Borrowing denominated in Dollars, refers to whether such Loan or Borrowing is bearing interest at a rate based on the LIBOR Daily Floating Rate.

“LIBOR Daily Floating Rate” means for any day, a fluctuating rate of interest per annum, which can change on each Business Day, equal to the LIBO Rate (or a successor rate which is determined pursuant to Section 2.16), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m., London time on such Business Day, for Dollar deposits with a term equivalent to a one (1) month term beginning on that date;

provided that if the LIBOR Daily Floating Rate shall be less than zero, such rate shall be deemed to be zero for purposes hereof.

“LIBOR Quoted Currency”:  Dollars.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Guarantee Agreement, the Notes, any Adherence Agreements, any Qualified Borrower Guarantees, any document granting a Lien on cash collateral pursuant to Section 8, the fee agreements described in Section 2.8(b), and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  Holdings, the Borrower (including any Subsidiary Borrowers) and any Subsidiary Guarantors.

“Local Interpolated Rate”:  at any time, with respect to any Eurocurrency Loan denominated in any Non-Quoted Currency and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable Local Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Local Screen Rate for the longest period (for which such Local Screen Rate is available for the applicable currency) that is shorter than the Impacted Local Rate Interest Period; and (b) the applicable Local Screen Rate for the shortest period (for which such Local Screen Rate is available for the applicable currency) that exceeds the Impacted Local Rate Interest Period, in each case, at such time; provided that if any Local Interpolated Rate shall be less than zero, such rate shall be deemed to zero for purposes of this Agreement.

“Local Rate”: with respect to any Eurocurrency Borrowing denominated in any Non-Quoted Currency and for any Interest Period, the applicable Local Screen Rate; provided that if such Local Screen Rate shall not be available at such time for such Interest Period (an “Impacted Local Rate Interest Period”) with respect to such Non-Quoted Currency, then the Local Rate shall be the Local Interpolated Rate.

“Local Screen Rates”:  for any day and time, with respect to any Eurocurrency Borrowing denominated in a Non-Quoted Currency and for any Interest Period, the AUD Screen Rate or the CDOR Screen Rate, as applicable, for such currency.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Rate”:  as defined in Section 10.20.

“Median”:  Median Kliniken S. à r.l. together with its subsidiaries, affiliates and participations.

“Median Investment”:  any Investment made by the Borrower or its Subsidiaries, directly or indirectly, in Median.

“Moody’s”:  as defined in the definition of Cash Equivalents.

“Mortgage Notes”:  notes receivable of the Group Members which are secured by mortgage Liens on real estate and which are not more than sixty (60) days past due or otherwise in payment default after giving effect to applicable cure periods that has resulted in the commencement of the exercise of remedies.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and in respect of which the Borrower or a Commonly Controlled Entity participates or is required to make contributions with respect thereto.

“Net Cash Proceeds”:  in connection with any issuance or sale of Capital Stock, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Operating Income (“NOI”)”:  for any fiscal period, and with respect to any Real Property, the total rental and other operating income from the operation of such Real Property (including proceeds of rent loss or business interruption insurance) after deducting all expenses and other proper charges incurred by the Group Members in connection with the operation of such Real Property during such fiscal period, including, without limitation, property operating expenses paid by a Group Member and real estate taxes and bad debt expenses paid by a Group Member, but before payment or provision for Total Fixed Charges, income taxes, and depreciation, amortization, and other non-cash expenses of a Group Member, all as determined in accordance with GAAP. In the case of Real Property owned by Affiliates of the Borrower which are not wholly-owned by the Borrower, Net Operating Income shall be reduced by the amount of cash flow of such Affiliate allocated for distribution to the other owners of such Affiliate.

“New Revolving Commitments”:  as defined in Section 2.23(a).

“New Revolving Lender”:  as defined in Section 2.23(a).

“New Term Commitments”:  as defined in Section 2.23(a).

“New Term Lender”:  as defined in Section 2.23(a).

“New Term Loan”:  as defined in Section 2.23(a).

“Non-Consenting Lender”: means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Extension Notice Date”:  as defined in Section 3.1(a).

“Non-Quoted Currency”:  means each of AUD and CAD; collectively, “Non-Quoted Currencies”.

“Nonrecourse Indebtedness”: with respect to a Person, Indebtedness for borrowed money (or the portion thereof) in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then in the event of any such claim, only a portion of such Indebtedness in an amount equal to the amount of such claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Normalized Adjusted FFO”:  for any fiscal period, “funds from operations” (or “FFO”) of the Group Members as defined in accordance with resolutions adopted by the Board of Governors of the National Association of Real Estate Investment Trusts as in effect from time to time; provided that FFO shall (a) be based on net income after payment of distributions to holders of preferred partnership units in the Borrower and distributions necessary to pay holders of preferred stock of Holdings and (b) at all times exclude (i) charges for impairment losses, (ii) stock-based compensation, (iii) write-offs or reserves of straight-line rent related to sold assets, (iv) amortization of debt costs, (v) non-recurring charges and (vi) any costs, fees and expenses related to acquisitions.

“Notes”:  the collective reference to any promissory note evidencing Loans.

“NYFRB”:  means the Federal Reserve Bank of New York.

“NYFRB Rate”:  means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a Federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower or any other Loan Party to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, however, that the definition of “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Other Connection Taxes”:  with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes”:  all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Overnight Bank Funding Rate”:  means, for any day, the rate comprised of both overnight Federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent”:  with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant”:  as defined in Section 10.6(c)(i).

“Participant Register”:  as defined in Section 10.6(c)(i).

“Participating Member States”: any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act”:  as defined in Section 10.17.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Investments”:

(a)	Investments made by the Borrower or the Subsidiaries as a result of consideration received in connection with any disposition or transfer of assets permitted under Section 7.5;
(b)	extensions of trade credit in the ordinary course of business;
(c)	Investments in cash and Cash Equivalents;
(d)	Guarantee Obligations permitted by Section 7.2;
(e)

loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,500,000 at any one time outstanding;

(f)	Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;
(g)	Investments in tenants and any Investments made pursuant to a RIDEA structure so long as such Investment does not cause an Event of Default;
(h)	obligations under Swap Agreements otherwise permitted under this Agreement;
(i)	intercompany Investments by any Group Member in the Borrower or any Person that, prior to such or upon the making of such investment, is a Wholly Owned Subsidiary of the Borrower;
(j)

any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(k)	Investments in Subsidiaries (other than Wholly Owned Subsidiaries of the Borrower) and joint ventures, so long as such Investment does not cause an Event of Default;
(l)

Investments consisting of acquisitions of real property or Mortgage Notes receivable (including any such acquisitions effected through acquisition, merger, or consolidation of a Person that will become a Subsidiary) consistent with the Borrower’s business strategy, so long as such Investment does not cause an Event of Default;

(m)	additional Investments not to exceed the greater of (x) $350,000,000 and (y) 5.0% of Total Asset Value at any time outstanding, so long as such Investment does not cause an Event of Default;
(n)

pledges or deposits by a Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(o)

any Investment acquired by Holdings, the Borrower or any of its Subsidiaries (a) in exchange for any other Investment or accounts receivable or rents receivable held by Holdings, the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or rents receivable or (b) as a result of a foreclosure by Holdings, the Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(p)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;
(q)

any Investment made in connection with the funding of contributions under any non-qualified employee retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expenses recognized by Holdings, the Borrower and any of their Subsidiaries in connection with such plans;

(r)	the Median Investment;
(s)	the Healthscope Investment; and
(t)	any transaction (other than any Investment specifically limited by the above clauses (a) through (s)) which constitutes an Investment to the extent permitted by Section 7.10.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is at such time (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pricing Grids”:  the tables set forth below (the “Ratings Based Pricing Grids”).

For Revolving Loans

Range of Credit Ratings (S&P/Moody’s/ Fitch Ratings)	Applicable Margin for Revolving Loans which are Eurocurrency Loans, RFR Loans or LIBOR Daily Loans (% per annum)	Applicable Margin for Revolving Loans which are ABR Loans (% per annum)	Facility Fee Percentage (% per annum)
A-/A3 or higher	0.825%	0.00%	0.125%
BBB+/Baa1	0.875%	0.00%	0.15%
BBB/Baa2	1.00%	0.00%	0.20%
BBB-/Baa3	1.20%	0.20%	0.25%
below BBB-/Baa3 or unrated	1.55%	0.55%	0.30%

For Term Loans

Range of Credit Ratings (S&P/Moody’s/ Fitch Ratings)	Applicable Margin for Term Loans which are Eurocurrency Loans (% per annum)	Applicable Margin for Term Loans which are ABR Loans (% per annum)
A-/A3 or higher	0.85%	0.00%
BBB+/Baa1	0.925%	0.00%
BBB/Baa2	1.15%	0.15%
BBB-/Baa3	1.45%	0.45%
below BBB-/Baa3 or unrated	1.85%	0.85%

For purposes of the Ratings Based Pricing Grids, if at any time the Borrower has two (2) Credit Ratings, the Applicable Margin and Facility Fee Percentage shall be the rate per annum applicable to the highest Credit Rating; provided that if the highest Credit Rating and the lowest Credit Rating are more than one ratings category apart, the Applicable Margin and Facility Fee Percentage shall be the rate per annum applicable to Credit Rating that is one ratings category below the highest Credit Rating.  If at any time the Borrower has three (3) Credit Ratings, and such Credit Ratings are split, then: (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin and Facility Fee Percentage shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between such Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin and Facility Fee Percentage shall be the rate per annum that would be applicable if the average of the two (2) highest Credit Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Margin and Facility Fee Percentage shall be the rate per annum that would be applicable if the second highest Credit Rating of the three were used.  If at any time the Borrower has only one Credit Rating (and such Credit Rating is from Moody’s or S&P), the Applicable Margin and Facility Fee Percentage shall be the rate per annum applicable to such Credit Rating.  If the Borrower does not have a Credit Rating from either Moody’s or S&P, the Applicable Margin and Facility Fee Percentage shall be the rate per annum applicable to a Credit Rating of “below BBB-/Baa3 or unrated” in the tables above.

A change (if any) in the Applicable Margin and Facility Fee Percentage shall be effective immediately as of the date on which any of the rating agencies announces a change in the Credit Rating or the date on which the Borrower no longer has a Credit Rating from one of the rating agencies or the date on which the Borrower has a Credit Rating from a rating agency that had not provided a Credit Rating for the Borrower on the day immediately preceding such date, whichever is applicable.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Projections”:  as defined in Section 6.2(b).

“Properties”:  as defined in Section 4.17(a).

“Property Owning Subsidiary”:  a Subsidiary of the Borrower that owns or leases any Real Property.

“Protesting Lender”:  as defined in Section 10.22(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC Credit Support”:  as defined in Section 10.23.

“Qualified Borrower Guarantee”:  a Qualified Borrower Guarantee substantially in the form of Exhibit H executed and delivered by the Borrower to the Administrative Agent in connection with the admission of a Subsidiary Borrower as a Borrower hereunder.

“Qualified Lender Counterparty”: as defined in the definition of “Lender Swap Agreement”.

“Quotation Day”:  with respect to any borrowing of Eurocurrency Loans for any Interest Period, (i) if the currency is AUD or CAD, the first day of such Interest Period, (ii) if the currency is Euros, two TARGET Days before the first day of such Interest Period, and (iii) for any LIBOR Quoted Currency, two (2) Business Days prior to the commencement of such Interest Period, unless, in each case, market practice differs in the relevant market where the Local Rate, LIBO Rate or the EURIBOR Rate, as applicable, for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days).

“Ratings Based Pricing Grids”: as defined in the definition of “Pricing Grids”.

“Real Property”:  any real property owned or ground-leased by a Group Member.

“Recipient”:  (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Recourse Indebtedness”: any Indebtedness that is not Nonrecourse Indebtedness.

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (4) if the RFR for such Benchmark is SONIA, then four Business Days prior to such setting, (5) if the RFR for such Benchmark is SARON, then five Business Days prior to such setting or (6) if such Benchmark is none of the Eurodollar Rate, the EURIBOR Rate, the TIBOR Rate, SONIA or SARON, the time determined by the Administrative Agent in its reasonable discretion.

“Refunded Swingline Loans”:  as defined in Section 2.7(b).

“Register”:  as defined in Section 10.6(b)(iv).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“REIT”:  a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of §856, et. seq. of the Code or any successor provisions.

“Related Parties”:  with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body”: (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in CHF, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, and (vi) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate”: (i) with respect to any Eurocurrency Borrowing denominated in a LIBOR Quoted Currency, the Adjusted LIBO Rate, (ii) with respect to any Eurocurrency Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Eurocurrency Borrowing denominated in Yen, the Adjusted TIBOR Rate, (iv) with respect to any Eurocurrency Borrowing denominated in a Non-Quoted Currency, the applicable Local Rate or (v) with respect to any Borrowing denominated in Sterling or CHF, the applicable Adjusted Daily Simple RFR, as applicable.

“Relevant Screen Rate”: (i) with respect to any Eurocurrency Borrowing denominated in a LIBOR Quoted Currency, the LIBO Screen Rate, (ii) with respect to any Eurocurrency Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Eurocurrency Borrowing denominated in Yen, the TIBOR Screen Rate or (iv) with respect to any Eurocurrency Borrowing denominated in a Non-Quoted Currency, the applicable Local Screen Rate, as applicable.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, subject to Section 2.24(b), the holders of more than fifty percent (50%) of the sum of (a) the aggregate unpaid principal amount of the Term Loans plus (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”:  the chief executive officer, president, chief financial officer, chief operating officer, managing director, controller, treasurer, vice president or secretary of Holdings, the sole member of the general partner of the Borrower, but in any event, with respect to financial matters, the chief financial officer or controller of Holdings, the sole member of the general partner of the Borrower.

“Restricted Payments”:  as defined in Section 7.6.

“Reuters”: means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date”: (a) with respect to any Loan, each of the following:  (i) each date of a borrowing of a Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Loan denominated in an Alternative Currency pursuant to Section 2.12, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Required Lenders shall require.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including Section 2.23.  The original amount of the Total Revolving Commitments is $1,300,000,000.

“Revolving Commitment Period”:  the period from and including the Funding Date to the Revolving Termination Date.

“Revolving Commitment Utilization Percentage”:  on any date, the percentage equal to a fraction (a) the numerator of which is the Total Revolving Extensions of Credit and (b) the denominator of which is the Total Revolving Commitments; provided that in calculating the Total Revolving Extensions of Credit for purposes of Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate Dollar Equivalent principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”:  the Revolving Commitments and the Loans and extensions of credit made thereunder made thereunder.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  as defined in Section 2.4(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments; provided that in the case of Section 2.24 when a Defaulting Lender which is a Revolving Lender shall exist, “Revolving Percentage” shall mean the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitment (disregarding any Defaulting Lender’s Revolving Commitment).  With respect to any Revolving Lender whose Revolving Commitments shall have expired or terminated, “Revolving Percentage” shall mean the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”:  February 1, 2024, subject to extension as provided in Section 2.25.

“RFR”: for any RFR Loan denominated in (a) Sterling, SONIA and (b) CHF, SARON.

“RFR Administrator”: the SONIA Administrator or the SARON Administrator.

“RFR Borrowing”: as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day”: for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) CHF, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich.

“RFR Interest Day”: has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan”: a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“RIDEA”:  REIT Investment Diversification and Empowerment Act of 2007, as amended.

“S&P”:  as defined in the definition of Cash Equivalents.

“Sanctioned Country”:  at any time, a country, region or territory which is the subject or target of any Sanctions.

“Sanctioned Person”:  at any time, (a) any Person described in any Sanctions-related Executive Order or list of designated Persons maintained or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”:  economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

“SARON”: with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator”: the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website”: SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“Screen Rate”:  the LIBO Screen Rate, the EURIBOR Screen Rate, and the Local Screen Rates, collectively and individually as the context may require.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Debt Reserve”:  as defined in Section 7.1(c).

“Secured Indebtedness”:  the portion of Total Indebtedness which is secured by a Lien on any Real Property, personal property, Capital Stock or other assets.

“Secured Leverage Ratio”:  as defined in Section 7.1(c).

“Significant Acquisition”:  any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) by one or more Group Members of properties or assets of a Person (or the Capital Stock of a Person) for a purchase price in excess of 5% of Total Asset Value or its foreign currency equivalent.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“SOFR”: with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SONIA”: with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator”: the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website”: the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Change of Control”:  a “Change of Control” or “Designated Event” (or any other defined term having a similar purpose) as defined in any Additional Senior Unsecured Indentures.

“Specified Jurisdictions”:  Germany, the United Kingdom, Australia, Canada, Switzerland, Japan, Spain, Italy, Ireland, Austria, France, Portugal, Colombia and such other countries or such territories of the United States as are proposed by the Borrower and approved by the Administrative Agent.

“Specified Time”:  (i) in relation to a Loan in AUD, as of 11:00 A.M., Sydney, Australia time; (ii) in relation to a Loan in CAD, as of 10:15 A.M. Toronto, Ontario time; (iii) in relation to a Loan in Euros, 11:00 A.M. Brussels time; and (iv) in relation to a Loan in a LIBOR Quoted Currency, as of 11:00 A.M., London time.

“Statutory Reserve Rate”:  a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board or other applicable governmental body to which the Administrative Agent is subject with respect to the LIBO Rate, the TIBOR Rate or the EURIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D or any comparable regulation.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “GBP”:  the lawful currency of the United Kingdom.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such

Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Borrower”: as defined in Section 10.22(a).

“Subsidiary Guarantor”:  (i) each Property Owning Subsidiary of the Borrower, other than any Excluded Foreign Subsidiary, that provides a Guarantee Agreement so that the Real Property owned or leased by such Subsidiary shall qualify as an Unencumbered Property and (ii) MPT Australia Realty Trust, a subsidiary trust organized and existing under the laws of Australia, for so long as it is the guarantor or borrower of any Recourse Indebtedness (other than the Obligations).

“Supported QFC”:  as defined in Section 10.23.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligations”:  with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction, including any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any netting agreements relating to such Swap Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in a bankruptcy or insolvency proceeding against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment”:  as to each Swingline Lender, the obligation of such Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate Dollar Equivalent principal amount at any one time outstanding not to exceed 20% of the Swingline Sublimit (or such other amount as is agreed to among the Borrower, such Swingline Lender and the Administrative Agent); provided that the aggregate Swingline Commitments for all Swingline Lenders shall not exceed the Swingline Sublimit.

“Swingline Exposure”:  at any time, the aggregate Dollar Equivalent principal amount of all Swingline Loans outstanding at such time.  Except to the extent the Swingline Exposure of a Defaulting Lender has been reallocated in accordance with Section 2.24(c), the Swingline Exposure of any Revolving Lender shall be the sum of (a) its Revolving Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender is a Swingline Lender, the aggregate Dollar Equivalent principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that other Lenders shall not have funded their participations in such Swingline Loans).

“Swingline Lender”:  each of JPMorgan Chase Bank, N.A., Bank of America, N.A., KeyBank National Association, Barclays Bank PLC, Goldman Sachs Bank USA and any other Lender that agrees to provide Swingline Loans with the consent of the Borrower and the Administrative Agent, in each case in its capacity as the lender of Swingline Loans up to its Swingline Commitment.  Each reference herein to “Swingline Lender” shall mean all of the Swingline Lenders, each Swingline Lender, or the applicable Swingline Lender, as the context may require.

“Swingline Loans”:  as defined in Section 2.6(a).

“Swingline Participation Amount”:  as defined in Section 2.7(c).

“Swingline Sublimit”:  the Dollar Equivalent of $100,000,000.

“Syndication Agent”: as defined in the preamble hereto.

“TARGET2”:  the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitments”:  as to any Lender, its Dollar Term Commitment.

“Term Facility”:  the Dollar Term Facility.

“Term Loan Maturity Date”:  the Dollar Term Loan Maturity Date.

“Term Loans”:  the Dollar Term Loans.

“Term Percentage”:  the Dollar Term Percentage.

“Term SOFR”: for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice”: a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event”: (i) the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.16 that is not Term SOFR and (ii) the mutual agreement of the Administrative Agent and the Borrower to deliver a Term SOFR Notice.

“TIBOR Rate”: with respect to any Eurocurrency Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate two Business Days prior to the commencement of such Interest Period.

“TIBOR Screen Rate”: the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period.

“Total Asset Value”:  an amount equal to the sum, without duplication, of (i) the undepreciated cost (after taking into account any impairments) of all Real Properties that are 100% fee owned or ground-leased by the Group Members (other than Development Properties), plus (ii) the pro-rata share of the undepreciated cost (after taking into account any impairments) of all Real Properties that are less than 100% fee owned or ground-leased by the Group Members (other than Development Properties), plus (iii) unrestricted cash and Cash Equivalents of the Group Members in excess of $10,000,000; provided that, for purposes of calculating the Total Leverage Ratio, no such unrestricted cash and Cash Equivalents will be added to Total Asset Value if such unrestricted cash and Cash Equivalents have been deducted from Total Indebtedness in the Total Leverage Ratio or from Secured Indebtedness in the Secured Leverage Ratio, plus (iv) the book value of performing notes receivable of the Group Members which are not more than sixty (60) days past due or otherwise in payment default after giving effect to applicable cure periods (in an amount not to exceed 10% of Total Asset Value), plus (v) the book value (after taking into account any impairments) of equity or debt investments in unconsolidated subsidiaries and joint ventures (in an amount not to exceed 25% of Total Asset Value), plus (vi) the book value (after taking into account any impairments) of Construction-in-Process for all Development Properties (in an amount not to exceed the greater of $200,000,000 and 7% of Total Asset Value), all as determined on a consolidated basis in accordance with GAAP.

“Total EBITDA”:  for any fiscal period, total EBITDA of the Group Members and the Borrower’s pro rata share of EBITDA of unconsolidated Subsidiaries and joint ventures of the Group Members.

“Total Fixed Charges”:  for any fiscal period, an amount equal to the sum of (i) Interest Expense, (ii) regularly scheduled installments of principal payable with respect to all Total Indebtedness (but excluding any balloon bullet, or similar payments due at maturity and principal payments with respect to intercompany Indebtedness between the Borrower and its Wholly Owned Subsidiaries), plus (iii) all dividend payments due to the holders of any preferred shares of beneficial interest of Holdings and all distributions due to the holders of any limited partnership interests in the Borrower other than (a) limited partner distributions based on the per share dividend paid on the common shares of beneficial interest of Holdings (including the Borrower’s pro rata share thereof for unconsolidated Subsidiaries and joint ventures), (b) redemption payments or charges in connection with the redemption of preferred Capital Stock and (c) dividends or distributions paid or payable to the Borrower or any of its Subsidiaries.

“Total Indebtedness”:  all Indebtedness of the Group Members and the Borrower’s pro rata share of all Indebtedness of unconsolidated Subsidiaries and joint ventures of the Borrower.

“Total Leverage Ratio”:  as defined in Section 7.1(a).

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”:  any Assignee or Participant.

“Type”:  when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Adjusted Daily Simple RFR, the LIBOR Daily Floating Rate, the Local Rate, or the ABR.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Asset Value”:  an amount equal to the sum without duplication of (i) the undepreciated cost (after taking into account any impairments) of those Unencumbered Properties (other than Development Properties) that are 100% fee owned or ground leased by the Borrower, a Subsidiary Guarantor or a Wholly Owned Subsidiary of the Borrower, plus (ii) the pro rata share of the undepreciated cost (after taking into account any impairments) of those Unencumbered Properties (other than Development Properties) that are at least 51% owned by the Borrower, directly or indirectly, plus (iii) the book value of unencumbered Mortgage Notes so long as (A) the real estate securing such Mortgage Note meets the criteria for an Unencumbered Property that is not a Development Property (other than clauses (1), 3(a) and (7) of the definition thereof), (B) such Mortgage Note is not more than sixty (60) days past due or otherwise in payment default after giving effect to applicable cure periods that has resulted in the commencement of the exercise of remedies and (C) such Mortgage Note is owned by the Borrower, a Subsidiary Guarantor or a Wholly Owned Subsidiary of the Borrower that is not liable for any Recourse Indebtedness, plus (iv) unrestricted cash and Cash Equivalents in excess of $10,000,000; provided that, for purposes of calculating the Unsecured Leverage Ratio, no such unrestricted cash and Cash Equivalents will be added to Unencumbered Asset Value if such unrestricted cash and Cash Equivalents have been deducted from Unsecured Indebtedness in the Unsecured Leverage Ratio, plus (v) the book value (after taking into account any impairments) of Construction-in-Process for all Development Properties that are Unencumbered Properties (in an amount not to exceed the greater of $200,000,000 and 7% of Unencumbered Asset Value), plus (vi) the book value of Alternative Eligible Loans (in an amount, with respect to all such Alternative Eligible Loans at any time outstanding, not to exceed 10% of Unencumbered Asset Value) all, except for clause (ii), as determined on a consolidated basis in accordance with GAAP;

provided that (A) not more than 30% of Unencumbered Asset Value shall be attributable to Mortgage Notes, (B) not more than 15% of Unencumbered Asset Value may be attributable to any single Unencumbered Property, (C) not more than 40% of Unencumbered Asset Value may be attributable to Unencumbered Properties and Mortgage Notes for which a single Person is the tenant or obligor (and where any tenant or obligor is a joint venture in which a Person holds an interest, only such Person’s pro-rata share of the Unencumbered Asset Value attributable to the Unencumbered Property or Mortgage Note owned by such joint venture shall be counted against such Person for purposes of this clause (C)), (D) not more than 25% of Unencumbered Asset Value may be attributable to Unencumbered Properties that are at least 51% owned by the Borrower, directly or indirectly, but less than 90% owned by the Borrower, directly or indirectly, (E) not more than 15% of Unencumbered Asset Value may be attributable to Unencumbered Properties that are ground-leased by the Borrower or a Guarantor, (F) [reserved], (G) not more than 50% of Unencumbered Asset Value, in the aggregate, may be attributable to Unencumbered Properties located in Specified Jurisdictions (provided that not more than 20% of Unencumbered Asset Value, in the aggregate, may be attributable to Unencumbered Properties located in Specified Jurisdictions other than Australia, Germany and the United Kingdom), and (H) not more than 10% of Unencumbered Asset Value, in the aggregate, may be attributable to any Real Property leased to a tenant that is subject to any Bankruptcy Event.

“Unencumbered NOI”:  for any fiscal period, the sum of (a) the total Adjusted NOI attributable to all Unencumbered Properties for such period plus (b) the net income attributable to any unencumbered Mortgage Notes that are included in the calculation of Unencumbered Asset Value.

“Unencumbered Property”:  any Real Property that meets each of the following criteria as of the date of determination (with each such Real Property that meets such criteria being treated as an Unencumbered Property herein):

1.

Such Real Property is either (i) 100% fee owned or ground leased (with a remaining term of at least 25 years (except for the Real Property described on Schedule EGL which shall have a remaining ground lease term of at least 20 years) and the ability to qualify for financing under traditional long term financing terms and conditions), by (x) the Borrower, (y), a Subsidiary Guarantor or (z) a Property Owning Subsidiary that is a Wholly Owned Subsidiary of the Borrower that is not a Subsidiary Guarantor and that is not liable for any Recourse Indebtedness (whether secured or unsecured, and including any Guarantee Obligations in respect of indentures or otherwise) or (ii) at least 51% owned by the Borrower, directly or indirectly, so long as the Borrower exclusively controls the sale and financing of such Real Property.

2.	Such Real Property is improved with one or more completed medical buildings of a type consistent with the Borrower’s business strategy, unless such Real Property is a Development Property.
3.

Such Real Property is not directly or indirectly subject to any Lien (other than Liens permitted under clauses (a), (b), (c), (d), (e), (g) and (h) of Section 7.3) or any negative pledge agreement or other agreement that prohibits the creation of a Lien.

4.	The representations in Section 4.17 are true with respect to such Real Property.
5.	The buildings and improvements on such Real Property are free of material defects which would materially decrease the value of such Real Property.
6.

Such Real Property is located in the United States or a Specified Jurisdiction; provided if such Real Property is located in a Specified Jurisdiction and the Foreign Subsidiary that is the owner or lessee of such Real Property is not a Subsidiary Guarantor, then such Real Property shall only be treated as an Unencumbered Property if such Subsidiary does not have any Recourse Indebtedness.

7.

Such Real Property is subject to a triple-net lease with a tenant, the tenant under such lease is not in default in the payment of base rent after giving effect to applicable cure periods, and such tenant is not in bankruptcy under Chapter 7 of the U.S. Bankruptcy Code or similar insolvency liquidation proceedings of a country other than the United States, unless such Real Property is a Development Property.

“United States”:  the United States of America.

“Unsecured Debt Reserve”:  as defined in Section 7.1(f).

“Unsecured Indebtedness”:  the outstanding principal amount of Total Indebtedness that is not secured by a Lien on any Real Property, personal property, Capital Stock or other assets.

“Unsecured Interest Expense”:  for any fiscal period, the amount of actual Interest Expense on Unsecured Indebtedness.

“Unsecured Leverage Ratio”:  as defined in Section 7.1(f).

“U.S. Person”:  a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime”:  as defined in Section 10.23.

“U.S. Tax Compliance Certificate”:  as defined in Section 2.19(f)(ii)(B)(3).

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” and “JPY”:  the lawful currency of Japan.

6.2  Other Definitional Provisions.  A. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

B.  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

C.  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

D.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

6.3  Exchange Rates; Currency Equivalents.  A.The Administrative Agent or the Issuing Lender, as applicable, shall determine the rate of exchange as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Loans and Letters of Credit denominated in Alternative Currencies.  Such rate of exchange shall become effective as of such Revaluation Date and shall be the rate of exchange employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender, as applicable.

B.  Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Lender, as the case may be.

C.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate”, “EURIBOR Rate”, “TIBOR Rate”, “Daily Simple RFR”, or “Local Rate” or with respect to any comparable or successor rate thereto.

6.4  Additional Alternative Currencies.  A. The Borrower may from time to time request that Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and, in the case of Eurocurrency Loans and RFR Loans, for which Reuters (or a successor thereto, or a substitute service selected by the Administrative Agent) reports a Relevant Rate.  In the case of any such request with respect to the making of Loans, such request shall be subject to the approval of the Administrative Agent and all of the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Issuing Lender and all of the Lenders.

B.  Any such request shall be made to the Administrative Agent not later than 11:00 A.M., twenty (20) Business Days prior to the date of the desired Loan or Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Lender, in its or their sole discretion).  In the case of any such request pertaining to Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Lender thereof.  Each Lender (in the case of any such request pertaining to Loans) or the Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 A.M., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

C.  Any failure by a Lender or the Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Lender, as the case may be, to permit Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Lenders consent to making Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of Loans; and if the Administrative Agent and the Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.4, the Administrative Agent shall promptly so notify the Borrower.

6.5  Change of Currency.  A. Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

B.  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

C.  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

6.6  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

6.7  Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

6.8  Interest Rates; LIBOR Notification.  The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform.  Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans and LIBOR Daily Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.16(b) and (c) provide the mechanism for determining an alternative rate of interest.  The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.16(e), of any change to the reference rate upon which the interest rate on Eurocurrency Loans and LIBOR Daily Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” (or “EURIBOR Rate”, “LIBOR Daily Floating Rate”, or “Local Rate”, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.16(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.16(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate (or the EURIBOR Rate, LIBOR Daily Floating Rate or Local Rate, as applicable) or have the same volume or liquidity as did the London interbank offered rate (or the euro interbank offered rate, as applicable) prior to its discontinuance or unavailability.

6.9  Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 7.  AMOUNT AND TERMS OF COMMITMENTS

7.1  Term Commitments.  Subject to the terms and conditions hereof, each Dollar Term Lender severally agrees to make a term loan (a “Dollar Term Loan”) to the Borrower in Dollars in a single borrowing on the Funding Date in an amount not to exceed the amount of the Dollar Term Commitment of such Lender.  The Dollar Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.  The Dollar Term Lenders’ commitments to make the Dollar Term Loan shall expire on the earlier to occur of 5:00 P.M. on the Funding Date and ____________, 2021 if the Funding Date has not occurred by such date.  Amounts paid or prepaid in respect of Dollar Term Loans may not be reborrowed.

7.2  Procedure for Dollar Term Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit E (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of ABR Loans) requesting that the Dollar Term Lenders make the Dollar Term Loans on the Funding Date, specifying the amount to be borrowed, the requested Borrowing Date and whether such Dollar Term Loan shall be Eurocurrency Loans or ABR Loans and, in the case of Eurocurrency Loans, the initial Interest Period applicable thereto, which shall be a period contemplated by the definition of “Interest Period”.  Upon receipt of such notice the Administrative Agent shall promptly notify each Dollar Term Lender thereof.  Not later than 11:00 A.M., New York City time, on the Funding Date each Dollar Term Lender shall make available to the Administrative Agent at the Funding Office an amount in Dollars in immediately available funds equal to the Dollar Term Loan to be made by such Lender.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Dollar Term Lenders in immediately available funds.

If no election as to the Type of Dollar Term Loan is specified, then the requested Dollar Term Loan shall be an ABR Loan.  If no Interest Period is specified with respect to any requested Eurocurrency Tranche, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a borrowing request in the form of Exhibit E and in accordance with this Section, the Administrative Agent shall advise each Dollar Term Lender of the details thereof and of the amount of such Dollar Term Lender’s Dollar Term Loan to be made.

Each Dollar Term Loan shall be made by the Dollar Term Lenders ratably in accordance with their applicable Dollar Term Commitments; provided that the failure of any Dollar Term Lender to make its Dollar Term Loan shall not in itself relieve any other Dollar Term Lender of its obligation to lend hereunder (it being understood, however, that no Dollar Term Lender shall be responsible for the failure of any other Dollar Term Lender to make any Dollar Term Loan required to be made by such other Dollar Term Lender).  ABR Loans comprising any Dollar Term Loan shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  Eurocurrency Loans comprising any Dollar Term Loan shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

Subject to Sections 2.16 and 2.18, each Eurocurrency Tranche shall be comprised entirely of Eurocurrency Loans as Borrower may request in accordance herewith.  Each Dollar Term Lender may at its option make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Dollar Term Lender to make such Dollar Term Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Dollar Term Loan in accordance with the terms of this Agreement.  Borrowings of Dollar Term Loans of more than one Type may be outstanding at the same time, subject to Section 2.13.  For purposes of the foregoing, Eurocurrency Tranches having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate borrowings.

Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Eurocurrency Tranche if the Interest Period requested with respect thereto would end after the Dollar Term Loan Maturity Date.

7.3  [Reserved]

7.4  Revolving Commitments.

A.  Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower or any Subsidiary Borrower from time to time during the Revolving Commitment Period in an aggregate Dollar Equivalent principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment; provided that after giving effect to any such Revolving Loans, (x) the Total Revolving Extensions of Credit shall not exceed the Total Revolving Commitments and (y) the Total Revolving Extensions of Credit denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurocurrency Loans, RFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

B.  Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Termination Date.  The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

7.5  Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit E (which notice must be received by the Administrative Agent (x) prior to 11:00 A.M.,

New York City time, (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans denominated in Dollars, (b) four (4) Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans denominated in Alternative Currencies (except that the Borrower may give notice prior to 11:00 A.M., London time, three (3) Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans denominated in Euros or Sterling), (c) five (5) RFR Business Days prior to the requested Borrowing Date, in the case of RFR Loans denominated in Sterling or CHF, or (d) on the requested Borrowing Date, in the case of ABR Loans denominated in Dollars) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing) or (y) prior to 10:00 a.m., New York City time, on the requested Borrowing Date, in the case of LIBOR Daily Loans denominated in Dollars), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (iv) the currency of the Revolving Loans to be borrowed, and certifying that the conditions set forth in Section 5.2 are satisfied.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans or LIBOR Daily Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans or RFR Loans, the Dollar Equivalent of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent in funds immediately available to the Administrative Agent for the account of the Borrower at the Funding Office prior to (x) 12:00 Noon, New York City time, in the case of Revolving Loans denominated in Dollars (or 1:00 p.m., New York City time, in the case of Revolving Loans that are ABR Loans or LIBOR Daily Loans denominated in Dollars that were requested on such date) or (y) the Applicable Time specified by the Administrative Agent, in the case of Revolving Loans denominated in an Alternative Currency, in each case, on the Borrowing Date requested by the Borrower.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.  If the Borrower fails to specify a currency in the notice for any Revolving Loans, then such Revolving Loans shall be made in Dollars.

Subject to Sections 2.16 and 2.18, each borrowing of Revolving Loans shall be comprised entirely of ABR Loans, Eurocurrency Loans or RFR Loans, as applicable, as the Borrower may request in accordance herewith.  Each Revolving Lender may at its option make any Eurocurrency Loan or RFR Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Revolving Loan in accordance with the terms of this Agreement.  Borrowings of Revolving Loans of more than one Type may be outstanding at the same time, subject to Section 2.13.  For purposes of the foregoing, Eurocurrency Tranches having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate borrowings.

7.6  Swingline Commitment.

A.  Subject to the terms and conditions hereof, each Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower in Euros or Sterling; provided that (i) the aggregate Dollar Equivalent principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Sublimit then in effect, (ii) the aggregate outstanding Dollar Equivalent principal amount of Swingline Loans made by any Swingline Lender shall not at any time exceed such Swingline Lender’s Swingline Commitment, (iii) the Total Revolving Extensions of Credit denominated in Alternative Currencies (including Swingline Loans denominated in Euros and Sterling) shall not at any time exceed the Alternative Currency Sublimit, (iv) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero and (v) a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be either (x) Eurocurrency Loans with an overnight maturity denominated in Euros or (y) Eurocurrency Loans bearing interest at the UK Pound Sterling Overnight ICE LIBO rate.

B.  The Borrower shall repay to the Administrative Agent for the account of the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding that are denominated in the currency of such Revolving Loan.

7.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

A.  Whenever the Borrower desires that the Swingline Lenders make Swingline Loans, it shall give the Swingline Lenders and the Administrative Agent irrevocable telephonic notice confirmed promptly in writing in the form of Exhibit E (which telephonic notice must be received by the Swingline Lenders and the Administrative Agent not later than 10:00 A.M., London time, on the proposed Borrowing Date of a Swingline Loan denominated in Euros or Sterling), specifying (i) the amount to be borrowed, (ii) whether such borrowing shall be in Euros or Sterling and (iii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period), and certifying that the conditions set forth in Section 5.2 are satisfied.  Each borrowing under the Swingline Commitment shall be in a Dollar Equivalent amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M. (London time) in the case of a Swingline Loan denominated in Euros or Sterling, on the Borrowing Date specified in a notice in respect of Swingline Loans, each Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based on the ratio of such Swingline Lender's Swingline Commitment to the total Swingline Commitments of all Swingline Lenders).  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.  The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

B.  Each Swingline Lender, acting through the Administrative Agent, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs each Swingline Lender to act on its behalf), on notice given as set forth below, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lenders.  In the case of a Swingline Loan denominated in Euros or Sterling, such notice shall be given by the Swingline Lender no later than 12:00 P.M., New York time, on the day that is 3 Business Days prior to the date of such Revolving Loan, and each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office as a Eurocurrency Loan or RFR Loan, as applicable, in immediately available funds, not later than 10:00 A.M., New York time, three (3) Business Days after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lenders for application by the Swingline Lenders to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes each Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

C.  If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by a Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Administrative Agent for the account of the Swingline Lenders an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

D.  Whenever, at any time after a Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, such Swingline Lender receives any payment on account of the Swingline Loans, such Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Revolving Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.

E.  Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against a Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

7.8  Facility Fees, etc.

A.  The Borrower agrees to pay the Administrative Agent, for the account of each Revolving Lender, a facility fee (the “Facility Fee”) in Dollars equal to the then applicable Facility Fee Percentage on the Total Revolving Commitments, such fee being payable quarterly in arrears on each Fee Payment Date, commencing on the first day of the fiscal quarter next succeeding the Debt Rating Pricing Election Date.

B.  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

7.9  Termination or Reduction of Revolving Commitments

.  The Borrower shall have the right to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Commitments shall be permanent.  Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

7.10  Prepayments.

A. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as set forth below), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, (i) three (3) Business Days prior thereto, in the case of Eurocurrency Loans denominated in Dollars, (ii) four (4) Business Days prior thereto, in the case of Eurocurrency Loans denominated in Alternative Currencies, (iii) five (5) RFR Business Days prior thereto, in the case of RFR Loans denominated in Sterling or CHF, (iv) one Business Day prior thereto, in the case of ABR Loans and LIBOR Daily Loans, and (v) on the date of prepayment, in the case of Swingline Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans, RFR Loans, ABR Loans, LIBOR Daily Loans or Swingline Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto or if an RFR Loan is prepaid on any day other than an Interest Payment Date, the Borrower shall also pay any amounts owing pursuant to Section 2.20.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Loans or Term Loans shall be in an aggregate principal Dollar Equivalent amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Swingline Loans shall be in an aggregate principal Dollar Equivalent amount of $100,000 or a whole multiple thereof or, if less, the entire principal amount thereof then outstanding.

B.  The Administrative Agent shall calculate the Dollar Equivalent amount of all Revolving Extensions of Credit denominated in Alternative Currencies at the time of each borrowing thereof, on the last Business Day of each month and at such other times as the Administrative Agent may elect.  If the Administrative Agent notifies the Borrower at such times that the outstanding Dollar Equivalent amount of all Revolving Extensions of Credit denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within five (5) Business Days after receipt of such notice, the Borrower shall prepay Revolving Loans in an aggregate amount sufficient to reduce such Revolving Extensions of Credit as of such date of payment to an amount not to exceed 105% of the Alternative Currency Sublimit then in effect.  In addition, if the Administrative Agent notifies the Borrower at any time that the outstanding Dollar Equivalent amount of all Revolving Extensions of Credit at such time exceeds an amount equal to 105% of the Total Revolving Commitments then in effect, then, within five (5) Business Days after receipt of such notice, the Borrower shall prepay Revolving Loans in an aggregate amount sufficient to reduce such Revolving Extensions of Credit as of such date of payment to an amount not to exceed 100% of the Total Revolving Commitments then in effect.

7.11  Repayment of Loans.

A.  The Borrower promises to repay all outstanding Revolving Loans on the Revolving Termination Date or such earlier date as required herein.  The Borrower promises to repay all outstanding Dollar Term Loans on the Dollar Term Loan Maturity Date or such earlier date as required herein.

B.  Amounts to be applied in connection with prepayments of Revolving Loans made pursuant to Section 2.11 shall be applied, first, to the prepayment of Swingline Loans (without any corresponding reduction of the Revolving Commitments), second, to the prepayment of Revolving Loans (without any corresponding reduction of the Revolving Commitments), and third, to cash collateralize Letters of Credit by depositing an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Revolving Lenders on terms and conditions satisfactory to the Administrative Agent.  The application of any prepayment pursuant to Section 2.11 of Loans shall be made, first, to ABR Loans, second to LIBOR Daily Loans, and, third, to Eurocurrency Loans and RFR Loans.  Each prepayment of the Loans under Section 2.11 (except in the case of Revolving Loans that are ABR Loans, LIBOR Daily Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

7.12  Conversion and Continuation Options.

A.  The Borrower may elect from time to time to convert Eurocurrency Loans denominated in Dollars to ABR Loans or LIBOR Daily Loans, or to convert LIBOR Daily Loans to ABR Loans, by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans or LIBOR Daily Loans to Eurocurrency Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan or LIBOR Daily Loan under a particular Facility may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

B.  Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans (or, if none is specified, one month), provided that no Eurocurrency Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso then (i) such Loans denominated in Dollars shall be automatically continued as Eurocurrency Loans with an Interest Period of one month on the last day of such then expiring Interest Period (unless such continuation is not permitted pursuant to the preceding proviso, in which case such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period) and (ii) such Loans denominated in an Alternative Currency shall be continued as Eurocurrency Loans in their original currency with an Interest Period of one month.  Upon receipt of any such notice (or any such automatic conversion or continuation) the Administrative Agent shall promptly notify each relevant Lender thereof.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency and reborrowed in the other currency.  During the existence of an Event of Default, the Required Lenders may demand that any or all of the then outstanding Eurocurrency Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

7.13  Limitations on Eurocurrency Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods with respect thereto and Borrowings of RFR Loans shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal Dollar Equivalent amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten (10) Eurocurrency Tranches and RFR Borrowings shall be outstanding at any one time.

7.14  Interest Rates and Payment Dates.

A.  Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBO Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, or the Local Rate, as applicable, for the applicable Interest Period plus the Applicable Margin.

B.  Each RFR Loan shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the  Applicable Margin.

C.  Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

D.  Each LIBOR Daily Loan shall bear interest at a rate per annum equal to the LIBOR Daily Floating Rate plus the Applicable Margin.

E.  (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all overdue outstanding Loans and Reimbursement Obligations shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non‑payment until such amount is paid in full (as well after as before judgment).

F.  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (e) of this Section shall be payable from time to time on demand of the Administrative Agent.

7.15  Computation of Interest and Fees.

A.  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, (i) with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and (ii) with respect to Loans denominated in AUD, CAD, and Sterling, the interest thereon shall be calculated on the basis of a 365-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Relevant Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Statutory Reserve Rate shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

B.  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

7.16  Alternate Rate of Interest; Illegality.  A. Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.16, if prior to the commencement of any Interest Period for a Eurocurrency Borrowing or a LIBOR Daily Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the TIBOR Rate, the Adjusted TIBOR Rate, the LIBOR Daily Floating Rate, or the Local Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period, provided that no Benchmark Transition Event shall have occurred at such time or (B) at any time, adequate and reasonable means do not exist for ascertaining the Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable currency; or

(ii)the Administrative Agent is advised by the Required Lenders that (A) the Adjusted LIBO Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the LIBOR Daily Floating Rate, or the Local Rate, as applicable, for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request for the conversion of any Eurocurrency Borrowing or LIBOR Daily Borrowing to, or continuation of any Eurocurrency Borrowing as, a Eurocurrency Borrowing or LIBOR Daily Borrowing shall be ineffective, (B) if a Eurocurrency Borrowing or LIBOR Daily Borrowing is requested in Dollars, such Borrowing shall be made as an ABR Borrowing, (C) if a Eurocurrency Borrowing or RFR Borrowing is requested in an Alternative Currency (other than CAD), then such request shall be ineffective and (D) if a Eurocurrency Borrowing is requested in CAD, such Borrowing shall be made at the Canadian Prime Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.  Furthermore, if any Eurocurrency Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.16(a) with respect to a Relevant Rate applicable to such Eurocurrency Loan or RFR Loan, then (i) if such Eurocurrency Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, (ii) if such Eurocurrency Loan is denominated in CAD, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Loan bearing interest at the Canadian Prime Rate, (iii) if such Eurocurrency Loan is denominated in any Agreed Currency (other than Dollars or CAD), then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Margin; provided that, if the Administrative agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Currency) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 noon, local time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into an ABR Loan denominated in Dollars), and, in the case of such subclause (B), upon the Borrower’s receipt of notice from the Administrative Agent that the circumstances giving rise to the aforementioned notice no longer exist, such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a Eurocurrency Loan denominated in such original Agreed Currency (in an amount equal to the Alternative Currency Equivalent of such Agreed Currency) on the day of such notice being given to the Borrower by the Administrative Agent or (iv) if such RFR Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Currency other than Dollars, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

B.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected class.

C.  Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, solely with respect to a Dollar Loan, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then to the extent the Borrower and the Administrative Agent mutually agree, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

D.  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

E.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d)

below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

F.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

G.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Borrowing or RFR Borrowing of, conversion to or continuation of Eurocurrency Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x)  the Borrower will be deemed to have converted any request for a Eurocurrency Borrowing or LIBOR Daily Borrowing denominated in Dollars into a request for a Borrowing of or conversion to ABR Loans, (y) the Borrower will be deemed to have converted any request for a Eurocurrency Borrowing denominated in CAD into a request for a Borrowing or conversion of Loans bearing interest at the Canadian Prime Rate or (z) any Eurocurrency Borrowing or RFR Borrowing denominated in an Alternative Currency (other than CAD) shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.  Furthermore, if any Eurocurrency Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Eurocurrency Loan or RFR Loan, then (i) if such Eurocurrency Loan or LIBOR Daily Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, (ii) if such Eurocurrency Loan is denominated in CAD, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Loan bearing interest at the Canadian Prime Rate, (iii) if such Eurocurrency Loan is denominated in any Agreed Currency (other than Dollars or CAD), then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Eurocurrency Loans at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Currency) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 noon, local time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into an ABR Loan denominated in Dollars), and, in the case of such subclause (B), upon any subsequent implementation of a Benchmark Replacement in respect of such Agreed Currency pursuant to this Section 2.16, such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a Eurocurrency Loan denominated in such original Agreed Currency (in an amount equal to the Alternative Currency Equivalent of such Agreed Currency) on the day of such implementation, giving effect to such Benchmark Replacement in respect of such Agreed Currency (iv) if such RFR Loan is denominated in any Agreed Currency other than Dollars, then such Loan shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Currency, at the Borrower’s election, shall either (a) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (b) be prepaid in full immediately.

H.  If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to the Eurocurrency Rate or the RFR Rate, or to determine or charge interest rates based upon the Eurocurrency Rate or RFR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the London or other applicable offshore interbank market for the applicable currency, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Eurocurrency Loans or RFR Loans in the affected currency or currencies or, in the case of Eurocurrency Loans denominated in Dollars, to convert ABR Loans to Eurocurrency Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBO Rate component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice,(i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, (x) convert all Eurocurrency Loans denominated in Dollars of such Lender to ABR Loans or (y)

convert all Eurocurrency Loans or RFR Loans denominated in an Alternative Currency to ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) (in each case, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans or RFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to clause (c) of the definition of “ABR” until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.20.

7.17  Pro Rata Treatment and Payments.

A.  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any facility fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective applicable Term Percentages or Revolving Percentages of the applicable Lenders.

B.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Dollar Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Dollar Term Loans then held by the Dollar Term Lenders.  Amounts repaid or prepaid on account of the Dollar Term Loans may not be reborrowed.

C.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

D.  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim.  Except with respect to principal and interest on Loans denominated in an Alternative Currency, all payments shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Funding Office in such Alternative Currency and in immediately available funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The

Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

E.  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

F.  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

7.18  Requirements of Law.

(a)  If any Change in Law:

(i)shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)shall impose, modify or hold applicable any reserve, special deposit, liquidity, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or the Issuing Lender that is not otherwise included in the determination of the Adjusted LIBO Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate, as applicable; or

(iii)shall impose on such Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or the Issuing Lender, by an amount that such Lender or the Issuing Lender deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or the Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender or the Issuing Lender for such increased cost or reduced amount receivable.  If any Lender or the Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

B.  If any Lender or the Issuing Lender shall have determined that any Change in Law regarding capital or liquidity requirements or ratios shall have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of its obligations hereunder or under or in respect of any Letters of Credit to a level below that which such Lender or the Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s or such holding company’s policies with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Lender to be material, then from time to time, after submission by such Lender or the Issuing Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or the Issuing Lender such additional amount or amounts as will compensate such Lender or the Issuing Lender or such holding company for such reduction.

C.  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender or the Issuing Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender or the Issuing Lender notifies the Borrower of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

7.19  Taxes.

A.  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

B.  Payment of Other Taxes by the Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

C.  Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

D.  Indemnification by the Borrower.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

E.  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the

Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

F.  Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  an executed IRS Form W-8ECI;

(3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

G.  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

H.  Survival.  Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

I.  Defined Terms.  For purposes of this Section 2.19, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

7.20  Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss, cost or expense (including any foreign exchange losses) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans or RFR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurocurrency Loans or RFR Loans on a day that is not the last day of an Interest Period (or the Interest Payment Date, in the case of an RFR Loan) with respect thereto, (d) the assignment of any Eurocurrency Loan or RFR Loan other than on the last day of an Interest Period (or the Interest Payment Date, in the case of an RFR Loan) pursuant to a request by the Borrower under Section 2.22, or (e) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency.  In the case of a Eurocurrency Loan, such indemnification shall be deemed to include the amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, at the Adjusted LIBO Rate, Adjusted EURIBOR Rate or Adjusted TIBOR Rate, as applicable, that would have been applicable for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.  This Section 2.20 shall not apply with respect to Taxes other than Taxes that represent losses, costs or expenses arising from any non-Tax claims.

7.21  Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

7.22  Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19 or (b) becomes a Defaulting Lender or a Non-Consenting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) if applicable, prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurocurrency Loan or RFR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period (or the Interest Payment Date, in the case of an RFR Loan) relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

7.23  Incremental Commitments.

A.  Incremental Facilities.  On one or more occasions at any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request (A) an increase to the existing Revolving Commitments (any such increase, the “New Revolving Commitments”) and/or (B) the establishment of one or more new term loan commitments denominated in Dollars (the “New Term Commitments”, together with the New Revolving Commitments, the “Incremental Commitments”), by up to an aggregate amount not to exceed $500,000,000 for all Incremental Commitments (so that the sum of the Total Revolving Commitments plus the principal amount of Dollar Term Loans made hereunder does not exceed $2,000,000,000).  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that such Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent.  The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders or other Persons that are Eligible Assignees willing to hold the requested Incremental Commitments; provided that (x) any Incremental Commitments on any Increased Amount Date shall be in the minimum aggregate amount of $25,000,000, (y) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment; provided that the Lenders will first be afforded the opportunity to provide the Incremental Commitments on a pro rata basis, and if any Lender so approached fails to respond within such ten (10) Business Day period after its receipt of such request, such Lender shall be deemed to have declined to provide such Incremental Commitments, and (z) any Lender or other Person that is an Eligible Assignee (each, a “New Revolving Lender” or “New Term Lender,” as applicable) to whom any portion of such Incremental Commitment shall be allocated shall be subject to the approval of the Borrower and the Administrative Agent (such approval not to be unreasonably withheld or delayed), and, in the case of a New Revolving Commitment, the Issuing Lender and the Swingline Lender (each of which approvals shall not be unreasonably withheld), unless such New Revolving Lender is an existing Lender (other than a Defaulting Lender) with a Revolving Commitment at such time or such New Term Lender is an existing Lender or an Affiliate of an existing Lender.

The terms and provisions of any New Revolving Commitments shall be identical to the existing Revolving Commitments.  The terms and provisions of any New Term Commitments and any New Term Loans shall (a) provide that the maturity date of any New Term Loan that is a separate tranche shall be no earlier than the Dollar Term Loan Maturity Date for the existing Dollar Term Loans and the weighted average life to maturity of such New Term Loans shall not be shorter than the weighted average life to maturity of the existing Dollar Term Loans, and such New Term Loans shall not have any scheduled amortization payments, (b) share ratably in any prepayments of the existing Dollar Term Facility, unless the Borrower and the New Term Lenders in respect of such New Term Loans elect lesser payments and (c) otherwise be identical to the existing Dollar Term Loans or reasonably acceptable to the Administrative Agent, the Borrower and each New Term Lender.

The effectiveness of any Incremental Commitments and the availability of any borrowings under any such Incremental Commitments shall be subject to the satisfaction of the following conditions precedent: (x) after giving pro forma effect to such Incremental Commitments and borrowings and the use of proceeds thereof, (i) no Default or Event of Default shall exist and (ii) as of the last day of the most recent calendar quarter for which financial statements have been delivered pursuant to Section 6.1, the Borrower would have been in compliance with the financial covenants set forth in Section 7.1; (y) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on the effective date of such Incremental Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of all corporate or other necessary action taken by the Borrower to authorize such Incremental Commitments; and (ii) a customary opinion of counsel to the Borrower (which may be in substantially the same form as delivered on the Closing Date), and addressed to the Administrative Agent and the Lenders, and (iii) if requested by any Lender, new Notes executed by the Borrower, payable to any new Lender, and replacement Notes executed by the Borrower, payable to any existing Lenders.

On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Lenders, and each of the New Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (b) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Lender shall become a Lender with respect to its New Revolving Commitment and all matters relating thereto.

On any Increased Amount Date on which any New Term Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Commitment, and (ii) each New Term Lender shall become a Dollar Term Lender hereunder with respect to the New Term Commitment and the New Term Loans made pursuant thereto.

The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Commitments and the New Revolving Lenders or the New Term Commitments and the New Term Lenders, as applicable, and (z) in the case of each notice to any Revolving Lender, the respective interests in such Revolving Lender’s Revolving Loans, in each case subject to the assignments contemplated by this paragraph.

The fees payable by Borrower upon any such Incremental Commitments shall be agreed upon by the Administrative Agent and Borrower at the time of such increase.

The Incremental Commitments shall be evidenced pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Borrower, the New Revolving Lenders or New Term Lenders, as applicable, and the Administrative Agent, and each of which shall be recorded in the Register.  Each Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.23, subject to the approval of the Borrower (which approval shall not be unreasonably withheld or delayed).

7.24  Defaulting Lenders

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

A.  fees shall cease to accrue on the unused portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8;

B.  the Commitments, Term Loans, and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Facility Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification that increases the Commitment of a Defaulting Lender, forgives all or any portion of the principal amount of any Loan or Reimbursement Obligation or interest thereon owing to a Defaulting Lender, reduces the Applicable Margin on the underlying interest rate options owing to a Defaulting Lender or extends the Revolving Termination Date or a Term Loan Maturity Date applicable to such Defaulting Lender shall require the consent of such Defaulting Lender;

C.  if any Swingline Exposure or L/C Exposure exists with respect to a Lender at the time such Lender becomes a Defaulting Lender then:

(i)all or any part of such Swingline Exposure and L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments, (y) the sum of each non-Defaulting Lender’s Revolving Extensions of Credit would not exceed its Revolving Commitment and (z) the conditions set forth in Section 5.2 are satisfied at such time; and

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall (x) first, within one (1) Business Day following notice by the Administrative Agent, prepay such Swingline Exposure and (y) second, within ten (10) Business Days following notice by the Administrative

Agent, cash collateralize such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) by depositing amounts into the collateral account in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to Section 2.24(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.24(c), then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; or

(v)if any Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to Section 2.24, then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until such L/C Exposure is cash collateralized and/or reallocated.

D.  so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be one hundred percent (100%) covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in the amount of the Defaulting Lender’s L/C Exposure in accordance with Section 2.24, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and Defaulting Lenders shall not participate therein).

E.  In the event that the Administrative Agent, the Borrower, the Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Percentage.

F.  any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such

Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to cash collateralize L/C Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future L/C Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to clause (c) above.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

7.25  Extension of Revolving Termination Date.  The Borrower may, by written notice to the Administrative Agent (which shall promptly notify each of the Lenders) given at least thirty (30) days but not more than ninety (90) days prior to the then applicable Revolving Termination Date, extend the then applicable Revolving Termination Date two (2) times for up to six (6) months per extension so long as (A) the final extended Revolving Termination Date is not later than February 1, 2025, (B) no Default or Event of Default shall have occurred and be continuing on the date of such written notice and on the last day of the then applicable Revolving Termination Date, (C) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the date of such written notice and on and as of the effective date of such extension as if made on and as of such dates, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), and (D) the Borrower pays an aggregate extension fee for each extension equal to 0.075% of the then existing Revolving Commitments (to the Administrative Agent for the ratable benefit of the Revolving Lenders).

SECTION 8.  LETTERS OF CREDIT

8.1  L/C Commitment.

A.  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), may in its sole discretion issue standby letters of credit (“Letters of Credit”) for the account of the Borrower denominated in Dollars or any Alternative Currency on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero, (iii) the Total Revolving Extensions of Credit denominated in Alternative Currencies would exceed the Alternative Currency Sublimit or (iv) unless such Issuing Lender otherwise consents, the L/C Obligations with respect to Letters of Credit issued by any Issuing Lender would exceed the Issuing Lender Commitment of such Issuing Lender.  Each Letter of Credit shall (i) be denominated in Dollars or any Alternative Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above) so long as such Letter of Credit permits the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Once an automatic renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the date referred to in clause (y) above; provided, however, that the Issuing Lender shall not permit any such extension if it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from any Lender or the Administrative Agent that a Default or Event of Default has occurred and is continuing directing the Issuing Lender not to permit such extension.  The letters of credit outstanding under the Existing Revolving Credit Agreement and described in Schedule 3.1(a) hereto shall become Letters of Credit hereunder on the Funding Date and thereafter be Letters of Credit hereunder for all purposes.

B.  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or would violate such Issuing Lender’s internal policies or procedures.  Notwithstanding anything herein to the contrary, the Issuing Lender shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made to any Person (i) to fund any prohibited activity or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

8.2  Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender and the Administrative Agent at their address for notices specified herein a request and an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and, unless it has received written notice from any Lender, the Administrative Agent or a Loan Party at least one (1) Business Day prior to the requested date of issuance that a Default or Event of Default has occurred and is continuing, shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

8.3  Fees and Other Charges.

A.  The Borrower will pay to the Administrative Agent for the account of the Revolving Lender a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin under the Revolving Facility then in effect with respect to Eurocurrency Loans on the average daily amount of the L/C Obligations (excluding any portion thereof attributable to unreimbursed drawings), shared ratably among the Revolving Lenders and payable in Dollars quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the average daily amount of the L/C Obligations (excluding any portion thereof attributable to unreimbursed drawings), payable in Dollars quarterly in arrears on each Fee Payment Date after the issuance date.

B.  In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender in Dollars for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

8.4  L/C Participations.

A.  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Such participation interest shall be in the currency of the applicable underlying Letter of Credit.  Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent, for the account of the Issuing Lender, upon demand at the Administrative Agent’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

B.  If any amount required to be paid by any L/C Participant for the account of the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, for the account of the Issuing Lender, on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent by such L/C Participant within three (3) Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility.  A certificate of the Issuing Lender submitted to the Administrative Agent and any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

C.  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to the Administrative Agent, for the account of such L/C Participant, its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

8.5  Reimbursement Obligation of the Borrower.  If any drawing is paid under any Letter of Credit, the Borrower shall reimburse the Administrative Agent for the amount of (a) the drawing so paid and in the applicable currency and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than (x) in the case of any Letter of Credit to be reimbursed in Dollars 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice or (y) in the case of a Letter of Credit to be reimbursed in an Alternative Currency, the Applicable Time specified by the Issuing Lender on the date of any payment by the Issuing Lender (each such date, an “Honor Date”); provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 or Section 2.6 and the provisions below that such payment to be reimbursed in Dollars be financed with an ABR Revolving Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan or Swingline Loan.  Each such payment shall be made to the Administrative Agent at its address for notices referred to herein in the applicable currency and in immediately available funds.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender.  Interest shall be payable on any such amounts from the date on which the relevant drawing is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Administrative Agent, for the account of the Issuing Lender, in such Alternative Currency, unless the Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Lender shall notify the Administrative Agent and the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the first sentence of this paragraph and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the Issuing Lender for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.

8.6  Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Lenders, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

8.7  Letter of Credit Payments.  If any documents shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any documents presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

8.8  Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

8.9  Replacement of the Issuing Lender.  (i) Any Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.3.  From and after the effective date of any such replacement, (x) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)Any Issuing Lender may resign as an Issuing Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Lender shall be replaced in accordance with Section 3.9(i) above.

SECTION 9.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans or to issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

9.1  Financial Condition.

A.  The pro forma covenant compliance certificate described in Section 5.1(j), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Funding Date and the use of proceeds thereof, (ii) the repayment of Indebtedness under the Existing Credit Agreement and (iii) the payment of fees and expenses in connection with the foregoing.  Such certificate has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial covenant compliance of Borrower and its consolidated Subsidiaries as at the Funding Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

B.  The audited consolidated balance sheets of Holdings and its Subsidiaries as at December 31, 2019, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.  The unaudited consolidated balance sheet of Holdings and its Subsidiaries as at September 30, 2020, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and except for the lack of footnotes with interim statements).  No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long‑term leases or unusual forward or long‑term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

9.2  No Change.  Since December 31, 2019, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

9.3  Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except to the extent that its failure could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that its failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4  Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

9.5  No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder, the issuance of the Letters of Credit and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for any such violation which could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.  No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

9.6  Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

9.7  No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

9.8  Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other property (including Mortgage Notes) necessary in the ordinary conduct of its business, and none of such property is subject to any Lien except as permitted by Section 7.3 and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and except where the failure to have such title or other property interests described above would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Group Member has obtained customary title insurance on its owned Real Property.

9.9  Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  To the knowledge of Borrower, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

9.10  Taxes. Each Group Member has filed or caused to be filed all material Federal, state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, that any such tax, fee or other charge is past due or delinquent.

9.11  Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U‑1, as applicable, referred to in Regulation U.

9.12  Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

9.13  ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five‑year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan or Multiemployer Plan, and, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan or Multiemployer Plan has occurred, and no Lien in favor of the PBGC or such a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has had, within the past five years, a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

9.14  Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

9.15  Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

9.16  Use of Proceeds.  The proceeds of the Term Loans, the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes of the Borrower and its Subsidiaries, including the financing of working capital needs, the repayment of

Indebtedness of the Borrower (including Indebtedness under the Existing Credit Agreement) and its Subsidiaries and acquisitions and other Investments permitted by this Agreement.

9.17  Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, to the best knowledge of Holdings and the Borrower after due inquiry:

A.  the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained during the ownership or lease of, or operation by, such Group Member, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

B.  no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

C.  During the ownership or lease of, or operation by, any Group Member, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

D.  no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

E.  during the ownership or lease of, or operation by, any Group Member, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

F.  the Business and all operations of any Group Member at the Properties are, and have been, in compliance, with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the Business; and

G.  no Group Member has assumed any liability of any other Person under Environmental Laws.

9.18  Accuracy of Information, etc.  The statements and information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, do not contain as of the date such statement, information, document or certificate was so furnished and as updated from time to time, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which, and in light of the purposes for which, such statements are made.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information will differ, possibly significantly, from the projected results set forth therein, and that no assurance can be given that the projected results will be realized.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

9.19  Anti-Corruption Laws and Sanctions.  The Borrower, its Subsidiaries and to the knowledge of the Borrower, its directors, officers, employees and agents to the extent acting on behalf of Borrower or its Subsidiaries or benefitting from the credit facilities established hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of the Borrower, any Subsidiary or any of their respective directors, officers or employees that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

9.20  Solvency.  The Loan Parties, on a consolidated basis, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

9.21  Plan Assets; Prohibited Transactions.  None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and assuming no Lender is using “plan assets” (within the meaning of the Plan Asset Regulations) of one of more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments, neither the execution, delivery nor  performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406(a)(1)(A)-(D) of ERISA or Section 4975(a)(1)(A)-(D) of the Code.

9.22  Status of Holdings.  Holdings (i) is a REIT, (ii) has not revoked its election to be a REIT, (iii) has not engaged in any “prohibited transactions” as defined in Section 856(b)(6)(iii) of the Code (or any successor provision thereto), and (iv) for its current “tax year” (as defined in the Code) is, and for all prior tax years subsequent to its election to be a real estate investment trust has been, entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code.  The common stock of Holdings is listed for trading on the New York Stock Exchange.

9.23  Properties.  Schedule 4.23(a), as supplemented from time to time, sets forth a list of all Real Property of the Group Members and the owner (or ground-lessor) of such Real Property, and Schedule 4.23(b), as supplemented from time to time, sets forth a list of all Unencumbered Properties and the owner (or ground-lessor) of such Unencumbered Property.  All such Unencumbered Properties satisfy the requirements for an Unencumbered Property set forth in the definition thereof.

9.24  Affected Financial Institutions.  No Loan Party is an Affected Financial Institution.

SECTION 10.  CONDITIONS PRECEDENT

10.1  Conditions to Initial Extension of Credit

The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Funding Date, of the following conditions precedent:

A.  Credit Agreement; Guarantee Agreement.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrower and each Person listed on Schedule 1.1A (which, subject to Section 10.8(b), may include any Electronic Signatures), and (ii) the Guarantee Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor.

B.  Financial Statements.  The Lenders shall have received (i) audited consolidated financial statements of Holdings and its Subsidiaries for the 2019 fiscal year and (ii) unaudited interim consolidated financial statements of Holdings and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Holdings and its Subsidiaries, as reflected in the financial statements.

C.  Projections.  The Lenders shall have received satisfactory projections through 2023.

D.  Approvals.  All material governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

E.  Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Borrower and Holdings are located, and such search shall reveal no liens on any of the assets of the Borrower or Holdings except for liens permitted by Section 7.3 or discharged or to be discharged on or prior to the Funding Date pursuant to documentation satisfactory to the Administrative Agent.

F.  Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least one (1) Business Day before the Funding Date.  All such amounts will be paid with proceeds of Loans made on the Funding Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Funding Date.

G.  Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (y) a certificate of the secretary, assistant secretary or other appropriate officer of each Loan Party, attaching (i) the certificate of incorporation of such Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) the resolutions, written consents or other applicable action of such Loan Party authorizing, among other things, the execution, delivery and performance of this Agreement and the other Loan Documents (including the borrowing of the Loans, in the case of the Borrower), and the transactions contemplated in this Agreement and the other Loan Documents, and (iii) an incumbency certificate certifying the names and true signatures of the officers of such Loan Party entitled to sign this Agreement and the other Loan Documents to which such Loan Party is a party, in each case, in form and substance reasonably satisfactory to the Administrative Agent, and (z) a good standing certificate for each Loan Party from its jurisdiction of organization (to the extent applicable).

H.  Legal Opinion.  The Administrative Agent shall have received the legal opinion of (i) Goodwin Procter LLP, counsel to the Borrower and its Subsidiaries in the United States and the United Kingdom and (ii) Arnold Bloch Leibler, counsel to the Borrower and its Subsidiaries in Australia, in form and substance reasonably satisfactory to the Agents.

I.  Know-Your-Customer Requirements.  (i) The Administrative Agent shall have received, at least five (5) days prior to the Closing Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

J.  Compliance Certificate.  The Lenders shall have received a certificate of a Responsible Officer of the Borrower certifying as to compliance with the financial covenants set forth in Section 7.1 on a pro-forma basis on the Funding Date after giving effect to the incurrence of the Loans, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Unencumbered Asset Value.

K.  Solvency Certificate.  The Administrative Agent shall have received a solvency certificate from a Responsible Officer of Holdings certifying that it is Solvent.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

10.2  Conditions to Each Extension of Credit

The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit), and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions precedent:

A.  Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct on and as of such earlier date.

B.  No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

C.  Alternative Currency.  In the case of Loans or Letters of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the Issuing Lender (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Alternative Currency.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in Section 5.2(a) and (b) have been satisfied.

SECTION 11.  AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (except to the extent cash collateralized on a basis reasonably acceptable to the Administrative Agent) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations as to which no claim has been asserted), each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

11.1  Financial Statements.  Furnish to the Administrative Agent for prompt further distribution to each Lender each of the following:

A.  as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers or other independent certified public accountants of nationally recognized standing (other than as may be required as a result of the impending maturity of the Obligations maturing within one (1) year after the time such opinion is delivered); and

B.  as soon as available, but in any event not later than forty five (45) days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year‑end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and except for the absence of footnotes with the interim statements) consistently throughout the periods reflected therein and with prior periods.  Delivery by Holdings to the Administrative Agent and the Lenders of its annual report to the SEC on Form 10-K and its quarterly report to the SEC on Form 10-Q, in each case in accordance with SEC requirement for such reports, shall be deemed to be compliance by Holdings with Section 6.1(a) and Section 6.1(b), as applicable.

11.2  Certificates; Other Information.  Furnish to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender each of the following (or, in the case of clause (f), to the relevant Lender):

A.  as soon as available, but in any event within sixty (60) days after the end of each of the first three quarterly periods of each fiscal year of Holdings and within ninety (90) days after the end of each fiscal year of Holdings, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date), (iii) the items described in Section 6.10 with respect to any Subsidiary Guarantors created or acquired during such fiscal quarter or any Unencumbered

Properties or Mortgage Notes added during such fiscal quarter and (iv) updates to Schedules 4.23(a) and 4.23(b) (if applicable);

B.  as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions;

C.  within forty five (45) days after the end of each fiscal quarter of the Borrower (or ninety (90) days in the case of the fourth quarter), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year; provided that delivery to the Administrative Agent and the Lenders of Holdings’ annual report to the SEC on Form 10-K and its quarterly report to the SEC on Form 10-Q containing such narrative discussion and analysis shall be deemed to be compliance with this Section 6.2(c);

D.  [Reserved];

E.  within five (5) days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five (5) days after the same are filed, copies of all material financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC; provided that delivery to the Administrative Agent and the Lenders of Holdings’ quarterly report to the SEC on Form 10-Q and its current report to the SEC on Form 8-K containing such narrative discussion and analysis shall be deemed to be compliance with this Section 6.2(e); and

F.  promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

11.3  Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member and except for any nonpayment of which could not reasonably be expected to have a Material Adverse Effect.

11.4  Maintenance of Existence; Compliance.  (a)(i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except (other than with respect to the preservation of the existence of the Loan Parties) (x) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (y) pursuant to any merger, amalgamation, consolidation, liquidation, dissolution or Disposition permitted hereunder; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, Holdings will do all things necessary to maintain its status as a REIT and will maintain its listing on the New York Stock Exchange.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

11.5  Maintenance of Property; Insurance.  (a) Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, all-risks casualty and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

11.6  Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (it being understood and agreed that any Foreign Subsidiary may maintain additional individual books and records in a manner that permits preparation of its financial statements in accordance with the generally accepted accounting principles that are applicable in its jurisdiction of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder) and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (subject to such accountants’ customary policies and procedures), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, absent the existence of an Event of Default, only the expenses of the Administrative Agent for one inspection during any calendar year shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) and the Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.  Notwithstanding anything to the contrary in this Section 6.6, none of Holdings, the Borrower or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, to the extent legally permissible, the Borrower shall notify the Administrative Agent that any such document, information or other matter is being withheld pursuant to clauses (a), (b) or (c) of this Section 6.6 and shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions.

11.7  Notices.  Promptly give notice to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender of:

A.  the occurrence of any Default or Event of Default;

B.  any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

C.  any litigation or proceeding affecting any Group Member (i) in which the amount involved is $10,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

D.  the following events, as soon as possible and in any event within thirty (30) days after the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Single Employer Plan or Multiemployer Plan, a failure to make any material required contribution to a Single Employer Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan;

E.  [Reserved]; and

F.  any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

11.8  Environmental Laws.

A.  Comply with, and take commercially reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case to the extent the failure to do so could reasonably be expected to have a Material Adverse Effect.

B.  Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

11.9  Distributions in the Ordinary Course.  In the ordinary course of business, the Borrower causes all of its Subsidiaries to make transfers of net cash and Cash Equivalents upstream to the Borrower, and the Borrower shall continue to follow such ordinary course of business.  The Borrower shall not make net transfers of cash and cash equivalents downstream to its Subsidiaries except in the ordinary course of business consistent with past practice.

11.10  Additional Guarantors; Additional Unencumbered Properties

(a) With respect to any Subsidiary of the Borrower (other than an Excluded Foreign Subsidiary) that is required to become a Subsidiary Guarantor so that the Real Property owned or leased by such Subsidiary qualifies as an Unencumbered Property or any Mortgage Note owned by such Subsidiary is included in the computation of Unencumbered Asset Value, cause such new Subsidiary (A) to become a party to the Guarantee Agreement, (B) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (C) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, all at the times, with respect to clauses (A), (B) and (C), required by Section 6.2(a) above.

(b)Upon the addition of any new Real Property as an Unencumbered Property after the Closing Date, the Borrower shall deliver to the Administrative Agent (a) a certificate of a Responsible Officer certifying that such Real Property satisfies the eligibility criteria set forth in the definition of “Unencumbered Property”, certifying as to compliance with the financial covenants on a pro-forma basis after giving effect to the addition of such Real Property as an Unencumbered Property, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Unencumbered Asset Value, and (b) updated Schedules 4.23(a) and (b) of all Unencumbered Properties, all at times, with respect to clauses (a) and (b) required by Section 6.2(a) above.  From and after the date of delivery of such certificate, schedule and information and so long as such Real Property continues to satisfy the eligibility criteria set forth in the definition of “Unencumbered Property”, such Real Property shall be treated as a Unencumbered Property hereunder.

(c)Upon the inclusion of any new Mortgage Note in the computation of Unencumbered Asset Value, the Borrower shall deliver to the Administrative Agent an updated schedule of all Mortgage Notes included in the computation of Unencumbered Asset Value, all at times required by Section 6.2(a) above.

(d)The Borrower shall deliver the items described in and required by clauses (a), (b) and (c) above at the time of the delivery of the Compliance Certificate pursuant to Section 6.2(a).  The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the

Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

11.11  Notices of Asset Sales, Encumbrances or Dispositions

The Borrower shall deliver to the Administrative Agent and the Lenders written notice not less than two (2) Business Days prior to a sale, encumbrance with a Lien to secure Indebtedness or other Disposition of an Unencumbered Property for consideration in excess of $75,000,000, which is permitted pursuant to Section 7.2(f), Section 7.3(i) or Section 7.5, as applicable.  In addition, simultaneously with delivery of any such notice, the Loan Parties shall deliver to the Administrative Agent (A) a certificate of a Responsible Officer certifying that no Default or Event of Default (including any non-compliance with the financial covenants contained herein) has occurred and is continuing or would occur on a pro forma basis after giving effect to the proposed sale, encumbrance or other Disposition, which certificate shall include calculations in reasonable detail demonstrating compliance with the financial covenants on a pro-forma basis, including as to the calculation of Unencumbered Asset Value and (B) an updated schedule of all Unencumbered Properties.

To the extent such proposed transaction would result in a Default or an Event of Default, the Borrower shall apply the proceeds of such transaction (together with such additional amounts as may be required), to prepay the Obligations in an amount, as determined by the Administrative Agent, equal to that which would be required to reduce the Obligations so that no Default or Event of Default would exist.

11.12  Maintenance of Ratings

The Borrower shall maintain a senior unsecured credit rating from each of S&P and Moody’s; provided that if the rating obtained from such rating agency is a private letter rating that is not monitored and automatically updated by such rating agency, then the Borrower shall obtain an annual update of such rating on or before each anniversary of the Closing Date.

11.13  Use of Proceeds

The proceeds of the Loans shall be used only for the purposes set forth in Section 4.16 and in compliance with Section 4.11.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall not permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in a violation of any Sanctions applicable to any party hereto.

SECTION 12.  NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (except to the extent cash collateralized on a basis reasonably acceptable to the Administrative Agent) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations as to which no claim has been asserted), each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

12.1  Financial Condition Covenants.

A.  Total Leverage Ratio.  Permit the ratio of (i) (A) Total Indebtedness (other than any such Indebtedness that has been Discharged) minus (B) as of such date of determination, unrestricted cash and Cash Equivalents of the Group Members in excess of $10,000,000 that is being held to repay that portion of Total Indebtedness that matures within twenty-four (24) months of such date of determination to (ii) Total Asset Value (the “Total Leverage Ratio”) as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its Subsidiaries hereunder to exceed 60%; provided that such ratio may exceed 60% in order to permit the Borrower to consummate a Significant Acquisition so long as (i) such ratio does not exceed 60% as of the end of more than four (4) consecutive fiscal quarters and (ii) such ratio does not exceed 65% as of such date of determination.

B.  Fixed Charge Coverage Ratio.  Permit the ratio of Total EBITDA to Total Fixed Charges for any period of four consecutive fiscal quarters of the Borrower to be less than 1.50 to 1.0.

C.  Secured Leverage Ratio.  Permit the ratio of (A) (i) the aggregate amount of all Secured Indebtedness (other than any such Indebtedness that has been Discharged) minus (ii) as of such date of determination, unrestricted cash and Cash Equivalents of the Group Members in excess of $10,000,000 that is being held to repay that portion of Secured Indebtedness that matures within twenty-four (24) months of such date of determination (the “Secured Debt Reserve”), and without duplication of the Unsecured Debt Reserve in Section 7.1(f), to (B) Total Asset Value (the “Secured Leverage Ratio”), as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its Subsidiaries hereunder to exceed 40%.

D.  [Reserved].

E.  Consolidated Adjusted Net Worth.  Permit Consolidated Tangible Net Worth to be less than the sum of (i) $5,405,730,868 plus (ii) 75% of Net Cash Proceeds from issuances of Capital Stock by the Borrower or Holdings after September 30, 2020.

F.  Unsecured Leverage Ratio.  Permit the ratio of (i)(A) Unsecured Indebtedness (other than any such Indebtedness that has been Discharged) minus (B) as of such date of determination, unrestricted cash and Cash Equivalents of the Group Members in excess of $10,000,000 that is being held to repay that portion of Unsecured Indebtedness that matures within twenty-four (24) months of such date of determination (“Unsecured Debt Reserve”), and without duplication of the Secured Debt Reserve in Section 7.1(c), to (ii) Unencumbered Asset Value (the “Unsecured

Leverage Ratio”) as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its Subsidiaries hereunder to exceed 65%; and provided further that such ratio may exceed 65% for the fiscal quarters ending September 30, 2021 and December 31, 2021 so long as such ratio does not exceed 70% as of such date of determination.

G.  Unsecured Interest Coverage Ratio.  Permit the ratio of Unencumbered NOI for any period of four consecutive fiscal quarters of the Borrower to Unsecured Interest Expense for such period to be less than 1.75 to 1.0 as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its subsidiaries hereunder.

H.  [Reserved].

I.  Pro Forma Calculations.

(i)For purposes of the pro-forma calculations to be made pursuant to Sections 7.1(a), (c) and (f) (and the definitions used therein), such calculations shall be adjusted by (A) excluding from Total Asset Value and Unencumbered Asset Value the actual value of any assets sold by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter and (B) adding to Total Asset Value and Unencumbered Asset Value the actual value of any assets acquired (or to be acquired with any borrowing) by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter.

(ii)For purposes of the pro-forma calculations to be made pursuant to Sections 7.1(b) and (g) (and the definitions used therein), such calculations shall be adjusted by (A) excluding from Unencumbered NOI the actual NOI for the relevant period of any assets sold by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter, (B) adding to Unencumbered NOI the projected NOI for the next four quarters (based on the Borrower’s projections made in good faith) for any assets acquired (or to be acquired with any borrowing) by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter, (C) excluding from Unsecured Interest Expense, the Unsecured Interest Expense for the relevant period for any Unsecured Indebtedness for which the Borrower or any Subsidiary is no longer obligated in respect of, or as the result of the application of proceeds from, any Unencumbered Properties sold by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter, and (D) adding to Unsecured Interest Expense, the projected Unsecured Interest Expense for the next four quarters (based on the Borrower’s projections made in good faith) for any Unsecured Indebtedness assumed or incurred by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter.

12.2  Indebtedness

Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

A.  Indebtedness of any Loan Party pursuant to any Loan Document, and the other Obligations;

B.  (i) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary of the Borrower to the Borrower or any other Subsidiary, (ii) Indebtedness of the Borrower or any Wholly Owned Subsidiary of the Borrower to any non-Wholly Owned Subsidiary of the Borrower, and (iii) Indebtedness of any non-Wholly Owned Subsidiary to the Borrower or to any Wholly Owned Subsidiary of the Borrower in an aggregate amount not to exceed 5% of Total Asset Value at any one time outstanding;

C.  Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary of the Borrower in an aggregate amount not to exceed $50,000,000 at any one time outstanding;

D.  Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof that would not cause a violation of any covenant set forth in Section 7.1 after giving pro forma effect thereto;

E.  (i) Indebtedness of the Borrower in respect of any Additional Senior Unsecured Notes and (ii) Guarantee Obligations of Holdings and its Subsidiaries, as applicable, in respect of such Indebtedness;

F.  additional Indebtedness of Holdings, the Borrower or any of its Subsidiaries in an aggregate principal amount at any one time outstanding that would not cause a violation of any covenant set forth in Section 7.1 after giving pro forma effect to any such additional Indebtedness;

G.  Indebtedness with respect to obligations of the Borrower with respect to Swap Agreements permitted by Section 7.12; and

H.  Discharged Indebtedness.

12.3  Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

A.  Liens for taxes that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP or the equivalent accounting principles in the relevant local jurisdiction;

B.  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings;

C.  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, or to secure statutory obligations;

D.  deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

E.  easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

F.  Liens (not affecting the Unencumbered Properties) in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property that is an Unencumbered Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased in violation of Section 7.2;

G.  Liens securing the Obligations;

H.  any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

I.  Liens (not affecting the Unencumbered Properties) securing Indebtedness constituting Indebtedness permitted by Section 7.2(f), and Liens (not affecting Unencumbered Properties) incurred in connection with the cash collateralization of any Swap Agreement permitted by Section 7.12;

J.  Liens (not affecting the Unencumbered Properties) arising from judgments or orders for the payment of money (or appeal or other surety bonds relating thereto) not constituting an Event of Default under Section 8;

K.  Liens (i) of a collection bank arising under section 4-208 or 4-210 of the Uniform Commercial Code or other similar provisions of applicable law on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of common or statutory law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff);

L.  Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment or other acquisition, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted hereunder, in each case, solely to the extent such Investment or other acquisition or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition;

M.  Liens that are customary contractual rights of setoff or banker’s liens (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit, automatic clearinghouse accounts or sweep accounts of Holdings, the Borrower or any of the Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower or any of the Subsidiaries, or (iii) relating to securities accounts of Holdings, the Borrower or any of the Subsidiaries incurred in the ordinary course of business of Holdings, the Borrower or any of the Subsidiaries;

N.  Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

O.  customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

P.  customary Liens of an indenture trustee on money or property held or collected by it to secure fees, expenses and indemnities owing to it by any obligor under an indenture;

Q.  Liens on Real Property where a Group Member is insured against such Liens by title insurance;

R.  the interests of lessees and lessors under leases or subleases of, and the interest of managers or operators with respect to, real or personal property made in the ordinary course of business;

S.  Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person; and

T.  Liens on a Property (other than an Unencumbered Property) acquired by Borrower and or any of its Subsidiaries after the date hereof and which are in place at the time such Property is so acquired and not created in contemplation of such acquisition.

12.4  Fundamental Changes.  A. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(i)any Subsidiary of the Borrower may be merged, consolidated or amalgamated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary of the Borrower (provided that a Wholly Owned Subsidiary of the Borrower shall be the continuing or surviving corporation);

(ii)any Subsidiary of the Borrower may Dispose of any or all of its assets (x) to the Borrower or any Wholly Owned Subsidiary of the Borrower (upon voluntary liquidation or otherwise) or (y) pursuant to a Disposition permitted by Section 7.5;

(iii)any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(iv)any non-Wholly Owned Subsidiary of the Borrower may merge, consolidate or amalgamate with any other non-Wholly Owned Subsidiary of the Borrower.

B.  With respect to Holdings or the Borrower, enter into any merger, consolidation, amalgamation or reorganization transaction that would result in such Person being organized under the laws of a jurisdiction other than the United States.

12.5  Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

A.  the Disposition of obsolete or worn out property in the ordinary course of business;

B.  the sale of inventory, receivables and other current assets and any immaterial assets in the ordinary course of business;

C.  Dispositions permitted by clause (ii)(x) of Section 7.4(a);

D.  the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary of the Borrower;

E.  to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a permitted business between the Borrower or any Subsidiary and another Person;

F.  the voluntary unwinding of any Cash Management Services or Swap Agreements;

G.  the Disposition of other property, assets or Capital Stock so long as (i) no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto and (ii) the Borrower complies with Section 6.11, if applicable;

H.  the creation, granting, perfection or realization of any Lien permitted under this Agreement; the license or sublicense of intellectual property or other general intangibles; the lease, assignment or sublease of property in the ordinary course of business so long as the same does not materially interfere with the business of Holdings, the Borrower and their Subsidiaries, taken as a whole; and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

I.  the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

J.  (i) any exchange or swap of assets, or lease, assignment or sublease of any real property or personal property of like property for use in a business permitted by Section 6.18 and (ii) Dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

K.  Dispositions of cash and Cash Equivalents;

L.  any Disposition (i) arising from foreclosure, casualty, condemnation or any similar action or transfers by reason of eminent domain with respect to any property or other asset of Holdings, the Borrower or any of its Subsidiaries; and

M.  the transfer for fair value of property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred property.

12.6  Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

A.  any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary of the Borrower, and any Subsidiary of the Borrower may make Restricted Payments to any other Subsidiary and any other holders of its Capital Stock so long as such Restricted Payments are made on a pro rata basis or otherwise in accordance with the applicable governing documents;

B.  the Borrower may make Restricted Payments to Holdings (and Holdings may make Restricted Payments of such amount to its shareholders) in an amount not to exceed 95% of Normalized Adjusted FFO attributable to the period of four fiscal quarters then ended, unless such Restricted Payment is necessary in order for Holdings to maintain its status as a REIT and to avoid any U.S. federal income taxes on the taxable income of Holdings or any excise tax under Section 4981 of the Code; provided that (i) if an Event of Default has occurred and is continuing, the Borrower may only make Restricted Payments to Holdings in the amounts required to be made by Holdings in order to maintain its status as a REIT and (ii) the Borrower may not make any Restricted Payments to Holdings if the Obligations have been declared due and payable.

C.  redemptions, repurchases, retirements or other acquisitions of Capital Stock in Holdings, the Borrower or any of the Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Capital Stock represent a portion of the exercise price of, or tax withholdings with respect to, such options or warrants or similar rights;

D.  the Borrower and the Subsidiaries may pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay, so long as in the case of any payment in respect of Capital Stock of any direct or indirect parent of Holdings, the amount of such Restricted Payment is directly attributable to the Capital Stock of Holdings owned directly or indirectly by such parent) for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of Holdings (or such direct or indirect parent thereof) held by any future, present or former officers, directors, employees, members of management and consultants (or their respective estates, executors, administrators, heirs, family members, legatees, distributes, spouses, former spouses, domestic partners and former domestic partners) of Holdings (or any direct or indirect parent of Holdings) or any of its Subsidiaries in connection with the death, disability, retirement or termination of employment of any such Person (or a breach of any non-compete or other restrictive covenant or confidentiality obligations of any such Person at any time after such Person’s disability, retirement or termination of employment); and

E.  (i) redemptions, repurchases, retirements or other acquisitions of Capital Stock in connection with or pursuant to any joint venture agreement, and (ii) the declaration and payment of dividends or other distributions on any non-Wholly Owned Subsidiary’s Capital Stock, in each case based on the relevant ownership interests in the relevant class of Capital Stock.

12.7  [Reserved].

12.8  Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except Permitted Investments.

12.9  [Reserved].

12.10  Transactions with Affiliates

.  Enter into any material transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Wholly Owned Subsidiary of the Borrower) unless such transaction is (i) for payments of compensation, perquisites and fringe benefits arising out of any employment or consulting relationship in the ordinary course of business, (ii) for payments of Restricted Payments permitted by this Agreement, (iii) between or among Loan Parties, or (iv) (A) otherwise not prohibited under this Agreement and (B) in the ordinary course of business of the relevant Group Member, and (C) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

12.11  Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

12.12  Swap Agreements.  Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Borrower or any Subsidiary and for the Borrower or such Subsidiary has actual exposure (other than those in respect of Capital Stock or any Additional Senior Unsecured Notes) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

12.13  Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

12.14  Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property (including equity interests owned by such Group

Member) or revenues, whether now owned or hereafter acquired (which, for the avoidance of doubt, shall exclude any agreement that requires maintenance of financial covenant ratios regarding amounts of secured debt or unencumbered assets), other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any restrictions set forth in the organizational documents of the Subsidiaries of the Borrower listed on Schedule ES, (d) any restrictions set forth in the 2013 Senior Unsecured Note Indenture or any Additional Senior Unsecured Indentures, (e) customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (1) such restrictions apply only to the property to be sold, and (2) such sale is permitted hereunder, (f) covenants in any one or more agreements governing Indebtedness permitted under Section 7.2 that are not materially more restrictive with respect to Borrower and its Subsidiaries than the equivalent restrictions set forth in the Loan Documents, (g) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition, (h) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses or similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (i) provisions limiting the disposition or distribution of assets or property in joint venture agreements, stock sale agreements and other similar agreements, in each case, to the extent permitted under this Agreement and only if entered into with the approval of the Board of Directors of Holdings, which limitation is applicable only to the assets that are the subject of such agreement, (j) Contractual Obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary, (k) are required by or pursuant to applicable law, (l) are customary restrictions on leases, subleases, licenses, sublicenses, Capital Stock, or asset sale agreements and other similar agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, and (m) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

12.15  Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the 2013 Senior Unsecured Note Indenture or any Additional Senior Unsecured Indentures, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions set forth in the organizational documents of the Subsidiaries of the Borrower listed on Schedule ES, (iv) applicable Requirements of Law, (v) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary, (vi) any holder of a Lien permitted by Section 7.3 restricting the transfer of the property subject to such permitted Lien, (vii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of the Borrower, and (viii) any restrictions in any one or more agreements governing Indebtedness permitted under Section 7.2 that are not materially more restrictive with respect to Borrower and its Subsidiaries than the equivalent restrictions set forth in the Loan Documents.

12.16  Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

SECTION 13.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

A.  the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof; or

B.  any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate (i) in any material respect on or as of the date made or deemed made or (ii) in the case of any representation or warranty qualified by “materiality”, “Material Adverse Effect” or any similar language, in any respect (after giving effect to such materiality qualifier) on or as of the date made or deemed made; or

C.  any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a), Section 6.13, or Section 7 of this Agreement or Section 4 of the Guarantee Agreement; or

D.  any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or the Required Lenders; provided that if such default is capable of being cured but cannot be cured within such thirty (30) day period and so long as the Borrower shall have commenced to cure such default within such thirty (30) day period and shall be diligently pursuing such cure, the Borrower shall have an additional thirty (30) day period to cure such default; or

E.  any Group Member (other than an Immaterial Subsidiary) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due, prepaid, repurchased, defeased or redeemed prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate (x) $50,000,000, in the case of Recourse Indebtedness or (y) $100,000,000 in the case of Nonrecourse Indebtedness; provided further that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; or

F.  (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty (60) days; or (iii) any Group Member (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) above; or (iv) any Group Member (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

G.  (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders would be reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

H.  one or more final judgments or decrees shall be entered against any Group Member (other than an Immaterial Subsidiary) involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

I.  any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert other than as expressly permitted hereunder or thereunder; or

J.  [reserved]; or

K.  (i) (any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)‑5 under the Exchange Act), directly or indirectly, of more than 40% of the outstanding common stock of Holdings; (ii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (iii) Holdings shall cease to own and control, of record and beneficially, 100% of the outstanding Capital Stock of the general partner of the Borrower or shall cease to own and control, of record and beneficially, 90% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens; or (iv) a Specified Change of Control shall occur; or

L.  Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (A) those incidental to its ownership of the Capital Stock of the Borrower, (B) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (C) the performance of its obligations and payments with respect to the Loan Documents and any other agreements permitted hereunder, (D) any public offering of its common stock or any other issuance of its Capital Stock or hold proceeds thereof, (E) making payments or Restricted Payments to the extent otherwise permitted hereunder, (F) making Investments in its Subsidiaries, (G) participating in tax, accounting and other administrative matters as a member of the consolidated, combined, unitary or similar group that included Holdings and the Borrower, (H) holding any cash, Cash Equivalents or other property received in connection with Restricted Payments received from, and Investments in Holdings made by, its Subsidiaries, contributions to its capital or in exchange for the issuance of Capital Stock and Investments received in respect of any of the foregoing pending application thereof by Holdings, and (I) providing indemnification and contribution, directors, officers, employees, members of management and consultants, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) Indebtedness incurred with respect to guarantees of any Additional Senior Unsecured Notes, or other Indebtedness of the Borrower and its Subsidiaries that is permitted by Section 7.2, (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i), (ii), (iii) or (iv) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable (and the obligation to deposit cash collateral for Letters of Credit described below shall become effectively immediately and such deposits shall become immediately due and payable), and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  In addition, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, exercise on behalf of itself and the Lenders all rights and remedies available under the Loan Documents and applicable law.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be held as collateral for the payment and performance of the Obligations and shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

In the event that following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, such monies shall be distributed for application as follows:

A.  First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable costs, expenses, disbursements, fees, indemnities, and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

B.  Second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Loan Parties;

C.  Third to pay interest then due and payable on the Loans and Reimbursement Obligations ratably,

D.  Fourth, to payment of Obligations constituting principal on the Loans and Reimbursement Obligations and obligations under Cash Management Services and Lender Swap Agreements due to the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender or to any Qualified Lender Counterparty by the Loan Parties, and to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid Reimbursement Obligations, to be held as cash collateral for such Obligations, in each case ratably among the Lenders, the Administrative Agent and their Affiliates in proportion to the amounts described in this clause Fourth payable to them; and

E.  Fifth, to the payment of any other Obligation due to the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender by the Loan Parties.

Notwithstanding the foregoing, amounts received from any Guarantor shall not be applied to any Excluded Swap Obligation of such Guarantor, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation otherwise set forth in clauses (d) and (e) above.

SECTION 14.  THE AGENTS

14.1  Appointment

Each Lender and each Issuing Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender and Issuing Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Without limiting the foregoing, each Lender and each Issuing Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein.  In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature.  Without limiting the generality of the foregoing,

A.  the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

B.  the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise or refrain from exercising as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.1), for which the Administrative Agent shall be fully protected in so acting or refraining from acting, and, unless and until revoked in writing, such directions shall be binding upon each Lender and each Issuing Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided; and

C.  except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.  The provisions of this Article shall survive the repayment of the Loans, the expiration or termination of the Commitments and the termination of this Agreement.

14.2  Delegation of Duties.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

14.3  Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 5 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.  The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into or monitor compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

14.4  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

14.5  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative

Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

14.6  Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon any Agent, any Arranger, or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also represents that it will, independently and without reliance upon any Agent, any Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates.  Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

14.7  Indemnification.  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Lender or the Swingline Lender under Section 10.5, each Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Lender or the Swingline Lender in its capacity as such.

14.8  Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letters of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

14.9  Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

14.10  Other Agents.  The Syndication Agent, the Documentation Agents, and the Arrangers shall not have any duties or responsibilities hereunder in its capacity as such.

14.11  Certain ERISA Matters.  A. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

B.  In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Syndication Agent, any Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

C.  The Administrative Agent, and each Arranger, Syndication Agent and Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 15.  MISCELLANEOUS

15.1  Amendments and Waivers

Subject to Section 2.16(b), (c) and (d), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall: (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan (except as provided in Section 2.25), reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)), extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release Holdings from its obligations under the Guarantee Agreement or release the Borrower from its obligations under any Qualified Borrower Guarantee, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (v) amend, modify or waive any provision of Section 2.6 or 2.7 or Section 2.24 without the written consent of the Swingline Lender; (vi) amend, modify or waive any provision of Section 2.24 or Section 3 without the written consent of the Issuing Lender; (vii) change Section 2.17(a), (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby; (viii) amend Section 1.4 or the definition of “Alternative Currency” without the consent of each Revolving Lender; (ix) reduce the percentage specified in the definition of “Majority Facility Lenders” with respect to any Facility without the written consent of all Lenders under such Facility; (x) amend the last paragraph of Section 8 (regarding the application of funds after an Event of Default), without the written consent of each Lender adversely affected thereby; (xi) amend, modify or waive Section 5.2 without the consent of the applicable Majority Facility Lenders of the affected Facility; (xii) waive any condition set forth in Section 5.1 without the consent of all Lenders; or (xiii) extend the expiry date of any Letter of Credit beyond the Revolving Termination Date without the consent of each Revolving Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

15.2  Notices.  A. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242
Attention:R. Steven Hamner
Telecopy:(205) 969-3756
Telephone:(205) 969-3755

Borrower:	MPT Operating Partnership, L.P. c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242
Attention:R. Steven Hamner
Telecopy:(205) 969-3756
Telephone:(205) 969-3755

With a copy to:	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210
Attention:Milena Tantcheva
Telecopy:(617) 523-1231
Telephone:(617) 570-1954

Administrative Agent:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

NCC5/1st Floor

Newark, DE  19713-2107

Attention:Loan & Agency Services Group

Email:himran.aziz@chase.com

Telecopy:(302) 634-4733

Telephone:(302) 634-1027

With a copy to (for requests relating to Loans and Letters of Credit denominated in an Alternative Currency):

J.P.Morgan Europe Limited

25 Bank Street, Canary Wharf

London E14 5JP

Attention of The Manager, Loan & Agency Services

Telecopy No. +44 207 777 2360,

Email:  loan_and_agency_london@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 40th Floor

New York, NY  10179

Attention:Jaime Gitler
Telecopy:(212) 270-2157
Telephone:(212) 270-1311

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

B.  Notices and other communications to the Borrower and the Lenders hereunder may be delivered or furnished by electronic communications (including Electronic Systems) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

C.  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

D.  Electronic Systems.

(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)Although the Electronic System and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the

Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Electronic System is secured through a per-deal authorization method whereby each user may access the Electronic System only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Electronic System, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrower hereby approves distribution of the Communications through the Electronic System and understands and assumes the risks of such distribution.

(iii)Any Electronic System used by the Administrative Agent and the Communications are provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Electronic System and the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, the Issuing Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

(iv)Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Electronic System shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(v)Each of the Lenders, each of the Issuing Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Electronic System in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(vi)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

15.3  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or otherwise available.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

15.4  Survival.  All covenants, representations and warranties made by the Borrower hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.18, 2.19, 2.20 and 10.5 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

15.5  Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers and their respective Affiliates for all its reasonable out‑of‑pocket costs and expenses incurred in connection with the development, syndication, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and including such costs and expenses incurred under Section 6.10 and 6.11, with statements with respect to the foregoing to be submitted to the Borrower prior to the Funding Date (in the case of amounts to be paid on the Funding Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents (including any workout or restructuring or negotiations in respect thereof), including the documented fees and disbursements and other out-of-pocket costs of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, advisors, trustees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable documented fees and expenses of legal counsel (except for Taxes, other than Taxes that represent losses, costs or expenses arising from any non-Tax claims) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Loan Party with respect to (1) the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (2) any actual or alleged presence or release of Materials of Environmental Concern, or the violation of, noncompliance with or liability under, any Environmental Law, in each case applicable to the operations of any Group Member or any of the Properties or (3) in connection with claims, actions, arbitrations, or proceedings by any Indemnitee against any Loan Party under any Loan Document or asserted against any Indemnitee relating to any of the foregoing, whether or not such claim, action, arbitration, or proceeding is brought by the Borrower or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or material breach of Loan Document obligations of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than ten (10) Business Days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to R. Steven Hamner (Telephone No. (205) 969-3755) (Telecopy No. (205) 969-3756), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the

Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

15.6  Successors and Assigns; Participations and Assignments.  A.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B.  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons that are Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person that is an Eligible Assignee; and provided further that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for the assignment of (x) any Revolving Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Revolving Commitment immediately prior to giving effect to such assignment and (y) Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) solely in the case of the Revolving Facility, the Issuing Lender and the Swingline Lender (such consent not to be unreasonably withheld or delayed).

(ii)Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the assigning Lender and the Assignee party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The obligations of Borrower under the Loan Documents are registered obligations and the right, title and interest of the Lenders and their Assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register. This Section 10.6(b)(iv) shall be construed so that such obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

C.  (i)Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than Holdings, the Borrower or any of their respective Subsidiaries or Affiliates) or a natural person (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  The obligations of Borrower under the Loan Documents are registered obligations and the right, title and interest of the Lenders and their Participants in and to such obligations shall be transferable only upon notation of such transfer in the Participant Register. This Section 10.6(c)(i) shall be construed so that such obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

(ii)Each Participant shall agree to be subject to the provisions of Section 2.22 as though it were a Lender.  A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which consent specifically refers to this Section 10.6(c)(ii).  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(f).

D.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

E.  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

F.  Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b).  Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

G.  Disqualified Institutions.  (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment plus accrued interest, accrued fees and all other amounts payable to it hereunder, (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loans by paying the principal amount thereof plus accrued interest fees and other amounts payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the principal amount thereof plus accrued interest, accrued fees and all other amounts payable to it hereunder.

(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.

(iv)The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “Disqualified Institution List”) on the Electronic System, including that portion of the Electronic System that is designated for “public side” Lenders and/or (B) provide the Disqualified Institution List to each Lender requesting the same.

15.7  Adjustments; Set‑off.

A.  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

B.  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

15.8  Counterparts; Integration; Effectiveness; Electronic Execution.  A.This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

B.  Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

15.9  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.10  Integration.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

15.11  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

15.12  Submission To Jurisdiction; Waivers.  Each of Holdings and the Borrower hereby irrevocably and unconditionally:

A.  submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower, any Loan Party or its properties in the courts of any jurisdiction.

B.  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

C.  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

D.  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

E.  to the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.5, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

15.13  Acknowledgements.  Each of Holdings and the Borrower hereby acknowledges that:

A.  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

B.  none of the Administrative Agent, the other Agents, the Arrangers or any Lender has any fiduciary or advisory relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents, the Arrangers and the Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

C.  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders; and

D.  each Agent, Issuing Lender, Swing Line Lender, Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.

15.14  Releases of Guarantees.  A. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

B.  At such time as the Loans, the Reimbursement Obligations, obligations under Lender Swap Agreements due to any Lender or its Affiliate or to any Qualified Lender Counterparty by the Loan Parties and the other Obligations shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Guarantors shall be released from their obligations under the Guarantee Agreement (other than those expressly stated to survive such termination), all without delivery of any instrument or performance of any act by any Person.

15.15  Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) or any credit insurance provider relating to the Borrower and its obligations (it being understood that the Disqualified Institution List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (b) so long as such Person is not listed on such Disqualified Institution List), (c) to its Affiliates and to its and its Affiliates’ employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates in connection with this Agreement and the other Loan Documents, (d) upon the request or demand of any Governmental Authority or any regulatory authority (including any self-regulatory authority), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed or becomes publicly available, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.  For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or their business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

15.16  WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.17  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”)

hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

15.18  Transitional Arrangements.

A.  Existing Credit Agreement Superseded.  This Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Section 10.18.  On the Closing Date, (i) the Dollar Term Loans outstanding under the Existing Credit Agreement and the Revolving Loans outstanding under the Existing Credit Agreement shall become Dollar Term Loans and Revolving Loans hereunder, respectively, (ii) the rights and obligations of the parties under each of the Existing Credit Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes; provided however, that for purposes of this clause (ii) any of the “Obligations” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall, for purposes of this Agreement, be Obligations hereunder, (iii) this Agreement shall not in any way release or impair the rights, duties or Obligations created pursuant to the Existing Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and Obligations are assumed, ratified and affirmed by the Borrower; (iv) the Obligations incurred under each of the Existing Credit Agreement shall, to the extent outstanding on the Closing Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; and (v) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Lenders or the Administrative Agent under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby.  The Lenders’ interests in such Obligations, and participations in such Letters of Credit, shall be reallocated on the Closing Date in accordance with each Lender's applicable Revolving Percentages and Dollar Term Percentages.  On the Closing Date, (a) the “Revolving Commitment” and “Dollar Term Commitment” (as defined in the Existing Credit Agreement) of each Lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) shall be terminated, all outstanding Obligations owing to the Exiting Lenders under the Existing Agreement on the Closing Date shall be paid in full, and each Exiting Lender shall cease to be a Lender under this Agreement, and (b) each Person listed on Schedule 1.1A attached to this Agreement shall be a Lender under this Agreement with the Commitments set forth opposite its name on such Schedule 1.1A.

B.  Interest and Fees under Existing Credit Agreement.  All interest and all commitment, facility and other fees and expenses owing or accruing under or in respect of the Existing Credit Agreement shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid on the Closing Date in accordance with the method specified in the Existing Credit Agreement as if such agreement were still in effect.

15.19  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

15.20  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

15.21  Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

A.  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

B.  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document (provided, however, that Borrower shall be entitled to transfer, assign or waive its right to receive any such shares or other instruments to the extent necessary or prudent to preserve its status as a REIT), to the extent permitted by applicable law; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

15.22  Subsidiary Borrowers.

A.  At the election of the Borrower at any time and from time to time, upon not less than seven (7) Business Days’ notice (or 15 days’ notice in the event the Subsidiary is organized under the laws of a jurisdiction other than the United States (a “Foreign Subsidiary Borrower”)) to the Administrative Agent and each Lender, at the time of such election, one or more Wholly Owned Subsidiaries shall become a Borrower hereunder (each, a “Subsidiary Borrower”) by (A) the Borrower’s and such Subsidiary Borrower’s executing and delivering to the Administrative Agent, as applicable, (i) an Adherence Agreement, (ii) an incumbency certificate as to the names, titles and specimen signatures of such Wholly Owned Subsidiary’s officers or other representatives authorized to act on its behalf in connection with this Agreement, and (iii) if and to the extent generally issued by the applicable jurisdiction, a current good standing certificate as to such Wholly Owned Subsidiary from its jurisdiction of organization and a certified copy of its organizational or constituent documents (such as a certificate or articles of incorporation or formation and by-laws, limited liability company agreement or limited partnership agreement, as applicable); provided that (x) each such Wholly Owned Subsidiary shall satisfy the Baseline Conditions on and as of the date such Wholly Owned Subsidiary delivers its Adherence Agreement, (y) the Borrower shall be deemed to represent and warrant as of such date that such proposed Subsidiary Borrower is a Wholly Owned Subsidiary, and (z) no Subsidiary Borrower shall cease to be a Subsidiary Borrower solely because it ceases to be a Wholly Owned Subsidiary so long as it remains a Subsidiary and (B) the Borrower’s executing a Qualified Borrower Guarantee.  Following the giving of any notice pursuant to this Section 10.22(a) and prior to the effectiveness of any such Subsidiary becoming a Subsidiary Borrower, if the designation of such Subsidiary Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in accordance with applicable laws and regulations in circumstances where the necessary information is not already available to it, the applicable Subsidiary Borrower shall, promptly upon the request of the Administrative Agent or such Lender, supply such documentation and other evidence as is reasonably and customarily requested by the Administrative Agent or such Lender in order for the Administrative Agent or such Lender to be satisfied (in good faith) it has complied with all necessary “know your customer” or other similar verifications under all applicable laws and regulations.  Notwithstanding the foregoing, (x) with respect to any Foreign Subsidiary Borrower, any Lender may, with notice to the Administrative Agent and the Borrower, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Foreign Subsidiary Borrower (and such Lender shall, to the extent of Loans made to and participations in Letters of Credit issued for the account of such Foreign Subsidiary Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans and participations to such Affiliate in compliance with the provisions of Section 10.6; and (y) as soon as practicable and in any event within seven (7) Business Days after notice of the designation under this Section of a Foreign Subsidiary Borrower, any Lender that (I) may not legally lend to such Foreign Subsidiary Borrower, (II) by policy or practice does not lend to entities in the jurisdiction of formation of such Foreign Subsidiary Borrower, or (III) would incur or suffer adverse regulatory or legal consequences by lending to such Foreign Subsidiary Borrower and, in any case (I) or (II) or (III), is generally not lending to other borrowers similarly situated to such Foreign Subsidiary Borrower (a “Protesting Lender”) shall so notify the Borrower and the Administrative Agent in writing.  With respect to each Protesting Lender, the Borrower shall, effective on or before the date that such Foreign Subsidiary Borrower shall have the right to borrow hereunder, either (I) (A) replace such Protesting Lender in accordance with Section 2.22 or (B) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated (whereupon such Commitments shall be terminated); provided that, in the case of this clause (B) with respect to Revolving Commitments, (1) the

Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Lender, which consents shall not unreasonably be withheld, and (2) such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the relevant Borrower (in the case of all other amounts), or (II) cancel its request to designate such Subsidiary as a “Subsidiary Borrower” hereunder.

B.  A Subsidiary Borrower shall be released as a Borrower hereunder upon written request by the Borrower; provided that (i) any Loans to and/or other obligations of such Subsidiary Borrower proposed to be released shall have been either (A) repaid (and any outstanding Letters of Credit issued for its account shall have been fully cash collateralized unless the Borrower is a co-applicant thereof) or (B) assumed (pursuant to a written agreement reasonably satisfactory in form and substance to the Administrative Agent), concurrently with or prior to such release, by the Borrower or by another Subsidiary Borrower (which other Subsidiary Borrower satisfies the Baseline Conditions at the time of such assumption), (ii) there is no Event of Default after giving effect to such release, (iii) the Borrower is in compliance with each of the financial covenants set forth in Section 7.1 if the ratio or amount referred to therein were to be calculated as of such date, but after giving effect to such release, and (iv) the Borrower has furnished to the Administrative Agent a certificate of its chief financial officer or other authorized officer as to the matters referred in the preceding sub-clauses (ii) and (iii).

15.23  Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 10.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MEDICAL PROPERTIES TRUST, INC.

By:
	Name:	R. Steven Hamner
	Title:	Executive Vice President and Chief Financial Officer

MPT OPERATING PARTNERSHIP, L.P.

By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

	By:	MEDICAL PROPERTIES TRUST, INC., its sole member

By:
			Name:	R. Steven Hamner
			Title:	Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender, Issuing Lender and Swingline Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

BANK OF AMERICA, N.A., as a Lender, Issuing Lender and Swingline Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

BARCLAYS BANK PLC, as a Lender, Issuing Lender and Swingline Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

KEYBANK NATIONAL ASSOCIATION, as a Lender, Issuing Lender and Swingline Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

GOLDMAN SACHS BANK USA, as a Lender, Issuing Lender and Swingline Lender

By:
Name:
Title:

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

ROYAL BANK OF CANADA, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

TRUIST BANK, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

CITIZENS BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

CADENCE BANK, N.A., as a Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

FIRST HORIZON BANK, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

MUFG BANK, LTD., as a Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THE BANK OF NOVA SCOTIA, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

HANCOCK WHITNEY BANK, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

BNP PARIBAS, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

MIZUHO BANK, LTD., as a Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

HUA NAN COMMERCIAL BANK, LOS ANGELES BRANCH, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT